Exhibit 10.4
EXECUTION VERSION
CREDIT AND GUARANTY AGREEMENT
dated as of March 26, 2007
among
AMERIGROUP CORPORATION,
CERTAIN SUBSIDIARIES OF AMERIGROUP CORPORATION,
as Guarantors,
VARIOUS LENDERS,
WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arranger and Joint Bookrunner,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Lead Arranger, Joint Bookrunner and Syndication Agent,
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

$401,317,805.50 Senior Secured Credit Facilities

v

APPENDICES:	A-1		Credit-Linked Commitments
	A-2		Revolving Commitments
	B		Notice Addresses

SCHEDULES:	1.1		Immaterial Subsidiaries
	1.1.A		Surplus Notes
	4.8		Litigation
	4.11		Intellectual Property
	4.16		Equity Interests, Ownership, Jurisdictions of Organization and Qualification, and Subsidiaries
	4.20		Labor Matters
	4.23	(a)	Real Property
	4.23	(b)	Tangible Personal Property
	4.23	(c)	Chief Executive Office and Principal Place of Business
	4.27		Material Contracts
	5.8		Insurance
	5.21		Post-Closing Matters
	6.1		Certain Liens
	6.2	(b)	Certain Investments
	6.2	(k)	Investment Policy
	6.3		Certain Indebtedness
	6.8		Certain Affiliate Transactions
	6.16		Certain Restrictions on Subsidiary Distributions

EXHIBITS:	A-1		Funding Notice
	A-2		Conversion/Continuation Notice
	A-3		Issuance Notice
	B-1		Credit-Linked Note
	B-2		Revolving Loan Note
	B-3		Swing Line Note
	B-4		Term Loan Note
	B-5		Credit Linked Letter of Credit
	C		Compliance Certificate
	D		Opinions of Counsel
	E		Assignment Agreement
	F		Certificate Re Non-bank Status
	G-1		Closing Date Certificate
	G-2		Solvency Certificate
	H		Counterpart Agreement
	I		Pledge and Security Agreement
	J		Mortgage
	K		Landlord Waiver and Consent Agreement
	L		Intercompany Note

CREDIT AND GUARANTY AGREEMENT
     This CREDIT AND GUARANTY AGREEMENT, dated as of March 26, 2007, is entered into by and among AMERIGROUP CORPORATION, a Delaware corporation (“Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, WACHOVIA CAPITAL MARKETS, LLC (“Wachovia Capital Markets”), as Joint Lead Arranger and Joint Bookrunner, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Joint Lead Arranger, Joint Bookrunner (GSCP and Wachovia Capital Markets in such capacities, the “Arrangers”), and as Syndication Agent (in such capacity, “Syndication Agent”), and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia Bank”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, Lenders have agreed to extend certain credit facilities (the “Credit Facilities”) to Borrower, in an aggregate amount not to exceed $401,317,805.50, consisting of a synthetic letter of credit facility (the “Synthetic L/C Facility”) with an aggregate stated amount of up to $351,317,805.50 and up to $50,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which will be used (i) to facilitate an appeal or payment or settlement of a judgment (the “Judgment”) rendered or to be rendered in Tyson v. Amerigroup Illinois, Inc., U.S. District Court for the Northern District of Illinois, Eastern Division, Case No. 02-C-6074 (the “Tyson Case”), (ii) to repay in full certain Existing Indebtedness of the Borrower, (iii) to pay related transaction costs, fees, commissions and expenses, (iv) to provide for the ongoing working capital requirements of the Borrower, and (v) for general corporate purposes (including permitted acquisitions);
     WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of (i) all of the Equity Interests of each of its Domestic Subsidiaries (other than Amerigroup Illinois, Inc.), (ii) 65% of all the Equity Interests of each of its first-tier Foreign Subsidiaries, and (iii) all intercompany debt other than existing Surplus Notes issued to satisfy applicable capitalization requirements of the Borrower or its Subsidiaries held by the Borrower; and
     WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of (i) all of the Equity Interests of each of their respective Domestic Subsidiaries and (ii) all intercompany debt other than existing Surplus Notes issued to satisfy applicable capitalization requirements of the Borrower or its Subsidiaries held by each Guarantor.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall not be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the applicable Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
          The commonly used “page 3750 of the Telerate service” becomes “Reuters Screen LIBOR01 Page.”
          “Administrative Agent” as defined in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the best knowledge of Borrower or any of its Subsidiaries, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.
          “Affected Lender” as defined in Section 2.18(b).

          “Affected Loans” as defined in Section 2.18(b).
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
          “Agent” means each of Administrative Agent, Syndication Agent and Collateral Agent.
          “Agent Affiliates” as defined in Section 10.1(b).
          “Aggregate Amounts Due” as defined in Section 2.17.
          “Aggregate Payments” as defined in Section 7.2.
          “Agreement” means this Credit and Guaranty Agreement, dated as of March 26, 2007, as it may be amended, supplemented or otherwise modified from time to time.
          “Applicable Margin’’ means (i) with respect to Term Loans, a percentage, per annum, equal to 2.00% with respect to Eurodollar Rate Loans and 1.00% with respect to Base Rate Loans, (ii) initially, with respect to (a) Revolving Loans, a percentage, per annum, equal to 2.25% with respect to Eurodollar Rate Loans and (b) Revolving Loans and Swing Line Loans, a percentage, per annum, equal to 1.25% with respect to Base Rate Loans, and (iii) thereafter, with respect to the Revolving Loans and Swing Line Loans, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

		Applicable Margin for
	Applicable Margin for	Revolving Loans and Swing
	Revolving Loans that are	Line Loans that are Base Rate
Leverage Ratio	Eurodollar Rate Loans	Loans
≥ 1.50:1.00	2.25%	1.25%
< 1.50:1.00	2.00%	1.00%
No change in the Applicable Margin shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.2(a) calculating the Leverage Ratio. At any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.2(a), the Applicable Margin shall be determined as if the Leverage Ratio were in excess of 1.50:1.00. Within one Business Day of receipt of the applicable information under Section 5.2(a), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.

          “Applicable Reserve Requirement” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Adjusted Eurodollar Rate for each applicable outstanding Loan shall be adjusted automatically as of the effective date of any change in the Applicable Reserve Requirement.
          “Applicable Revolving Commitment Fee Percentage’’ means 0.50% per annum.
          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the lenders by means of electronic communications pursuant to Section 10.1(b).
          “Arrangers” as defined in the preamble hereto.
          “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Borrower’s Subsidiaries, other than (i) inventory (or other assets) sold, leased, licensed out or otherwise disposed of in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and (ii) sales, leases, licenses out or dispositions of other assets for aggregate consideration of less than $2,000,000 in the aggregate during any Fiscal Year.
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.
          “Assignment Effective Date” as defined in Section 10.6(b).
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), general counsel, secretary, chief executive officer, president, and such Person’s chief financial officer or treasurer.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (ii) above, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.
          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.
          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Borrower” as defined in the preamble hereto.
          “Borrower Adjusted EBITDA” means, for any period, an amount determined for Borrower equal to (i) Borrower Net Income, plus, to the extent reducing Borrower Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, and (e) other non-Cash charges reducing Borrower Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), minus (ii) other non-Cash gains increasing Borrower Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period).
          “Borrower Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower during such period that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the statement of cash flows of Borrower.
          “Borrower Current Assets” means, as at any date of determination, the total assets of Borrower that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
          “Borrower Current Liabilities” means, as at any date of determination, the total liabilities of Borrower that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
          “Borrower Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower with respect to all outstanding Indebtedness of Borrower, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amount not payable in Cash and any amounts referred to in Section 2.11(d) payable on or before the Closing Date.
          “Borrower Net Income” means, for any period, (i) the net income (or loss) of Borrower for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person in which any other Person (other than Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it is merged into Borrower or that Person’s assets are acquired by Borrower, (c) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (d) (to the extent not included in clauses (a) through (c) above) any net extraordinary gains or net extraordinary losses.
          “Borrower Working Capital” means, as at any date of determination, the excess of Borrower Current Assets over Borrower Current Liabilities.
          “Borrower Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Borrower Working Capital as of the beginning of such period exceeds (or is less than) Borrower Working Capital as of the end of such period.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Cash” means money, currency or a credit balance in any demand or Deposit Account.
          “Cash Collateral Account” means the account established and maintained by the Administrative Agent (for the benefit of itself on behalf of the Issuing Bank) in its name and under its sole dominion and control, designated as the “Wachovia Bank, National Association, as Administrative Agent—Amerigroup Corporation Cash Collateral Account” that shall be used solely for the purposes set forth herein.
          “Cash Collateral Deposit” means the net proceeds (including net of fees and expenses related to transactions contemplated thereby and net of the costs and expenses relating to the Spread Overlay Agreements) received by the Borrower from the issuance of the Convertible Senior Notes in an aggregate amount not less than $200,000,000 and shall be deposited into the Cash Collateral Account within one (1) Business Day of the consummation of the issuance of the Convertible Senior Notes.

          “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) auction marketable securities which have interest rate reset periods of less than one year and that are rated AAA (or an equivalent rating) by one of the Nationally Recognized Statistical Rating Organizations (Moody’s, Standard & Poor’s, Fitch, etc.).
          “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.
          “Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership of 25% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Borrower; (ii) Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of the Guarantors (other than PHP solely pursuant to Sections 6.4 and 10.23 hereof) and the HMO Subsidiaries; (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Borrower cease to be occupied by Persons who either (a) were members of the board of directors of Borrower on the Closing Date or (b) were nominated for election by the board of directors of Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.
          “Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure, and (b) Lenders having Revolving Exposure (including Swing Line Lender), and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans, and (b) Revolving Loans (including Swing Line Loans).
          “Closing Date” means the date on or before April 15, 2007 on which the conditions precedent set forth in Section 3.1 are satisfied.

          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.
          “Closing Date Mortgaged Property” as defined in Section 3.1(i).
          “CMS” means the Centers for Medicare and Medicaid Services of HHS, any successor thereof and any predecessor thereof (including the United States Health Care Financing Administration).
          “Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
          “Collateral Agent” as defined in the preamble hereto.
          “Collateral Documents” means the Pledge and Security Agreement, the Intellectual Property Security Agreements, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
          “Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
          “Commitment” means any Revolving Commitment or Credit-Linked Commitment.
          “Company Action Level” means the Company Action Level risk-based capital threshold, as defined by NAIC.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
          “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, and (e) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), minus (ii) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period).
          “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding

Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amount not payable in Cash and any amounts referred to in Section 2.11(d) payable on or before the Closing Date.
          “Consolidated Net Income” means, for any period, (i) the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.
          “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (including the face amount of the Credit-Linked Letter of Credit whether or not it appears on the balance sheet) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
          “Contract Provider” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with Borrower or any of its Subsidiaries.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Convertible Senior Notes” means the 2.00% Convertible Senior Notes due 2012 of Borrower in the aggregate principal amount of not less than $240,000,000 and, at the election of the initial purchasers thereof, up to an additional aggregate principal amount of $20,000,000, in each case, issued pursuant to the Convertible Senior Notes Indenture, as such notes may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.18.
          “Convertible Senior Notes Documents” means the Convertible Senior Notes Indenture, the Convertible Senior Notes and each other document executed in connection with the Convertible Senior Notes, as each such document may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.18.
          “Convertible Senior Notes Indebtedness” means the obligations of Borrower pursuant to the Convertible Senior Notes Documents.
          “Convertible Senior Notes Indenture” means that certain Indenture, to be dated March 28, 2007, pursuant to which the Convertible Senior Notes are issued.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.13.
          “Credit Date” means the date of a Credit Extension.
          “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.
          “Credit Extension” means the making of a Loan or Credit-Linked Deposit or the issuing of a Letter of Credit.
          “Credit Facilities” as defined in the recitals hereto.
          “Credit-Linked Account” means the account established and maintained by the Administrative Agent (for the benefit of itself on behalf of the Credit-Linked Lenders and the Issuing Bank) in its name and under its sole dominion and control, designated as the “Wachovia Bank, National Association, as Administrative Agent—Amerigroup Corporation Credit Linked Account” that shall be used solely for the purposes set forth in Section 2.1(b)(ii).
          “Credit-Linked Commitment” means the commitment of the Credit-Linked Issuing Bank to issue a Credit-Linked Letter of Credit and with respect to each Credit-Linked Lender, the commitment of such Credit-Linked Lender to purchase its Credit-Linked Participation in the Credit-Linked Letter of Credit up to such Credit-Linked Lender’s Credit-Linked Commitment Percentage of the Credit-Linked LOC Committed Amount as specified in Appendix A-1 or in the Register. The maximum aggregate amount of the Credit-Linked Commitments as of the Closing Date is $351,317,805.50; provided that the aggregate amount of the Credit-Linked Commitment shall be reduced by the aggregate principal amount of the Cash Collateral Deposit.
          “Credit-Linked Commitment Percentage” means, for each Credit-Linked Lender, the percentage identified as its Credit-Linked Commitment Percentage on Appendix A-1

or in the Register, as such percentage may be modified in connection with the reduction of each Credit-Linked Lender’s Credit-Linked Commitment or any assignment made in accordance with the provisions of Section 10.6.
          “Credit-Linked Commitment Period” means, with respect to the Credit-Linked Letter of Credit, as originally issued or as extended, the period from and including the Closing Date to but excluding the date that is ten (10) days prior to the Credit-Linked Maturity Date.
          “Credit-Linked Deposit” means, with respect to any Credit-Linked Lender, such Credit-Linked Lender’s funded Credit-Linked Participation in the Credit-Linked LOC Committed Amount and the Credit-Linked Letter of Credit issued thereunder, which funded Credit-Linked Participation shall be in an amount equal to such Credit-Linked Lender’s Credit-Linked Commitment and shall be deposited into the Credit-Linked Account on the Closing Date (or on the date such Person becomes a Credit-Linked Lender) in accordance with the terms of Section 2.1(b)(i); provided that the amount of the Credit-Linked Deposit shall be reduced by the aggregate principal amount of the Cash Collateral Deposit.
          “Credit-Linked Issuing Bank” means Wachovia Bank as the issuer of the Credit-Linked Letter of Credit hereunder, together with its permitted successors and assigns in such capacity.
          “Credit-Linked Lenders” means, as of any date of determination, the Lenders that hold a Credit-Linked Commitment on such date.
          “Credit-Linked Letter of Credit” means the letter of credit issued or to be issued by the Credit-Linked Issuing Bank.
          “Credit-Linked Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under the Credit-Linked Letter of Credit then outstanding, and (ii) the aggregate amount of all drawings under the Credit-Linked Letter of Credit honored by Credit-Linked Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.
          “Credit-Linked LOC Committed Amount” shall have the meaning set forth in Section 2.1(a)(i).
          “Credit-Linked LOC Exposure” means, with respect to any Lender, as of any date of determination, (i) prior to the termination of the Credit-Linked Commitments, such Lender’s outstanding Credit-Linked Commitment, and (ii) after termination of the Credit-Linked Commitments, the outstanding principal amount of the Term Loans of such Lender.
          “Credit-Linked LOC Fronting Fee” shall have the meaning set forth in Section 2.11(c)(ii).
          “Credit-Linked Maturity Date” means the earlier of (i) the fifth anniversary of the Closing Date, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

          “Credit-Linked Note” means the promissory notes of the Borrower in favor of each Credit-Linked Issuing Bank evidencing the Borrower’s obligation to reimburse such Credit-Linked Issuing Bank for draws under the Credit-Linked Letter of Credit provided by such Credit-Linked Issuing Bank pursuant to Section 2.1(a), as such promissory note may be amended, modified, restated, amended and restated, supplemented, extended, renewed or replaced from time to time.
          “Credit-Linked Participation” shall have the meaning set forth in Section 2.1(a)(iii).
          “Credit-Linked Purchase” shall have the meaning set forth in Section 2.1(a)(iv).
          “Credit Party” means the Borrower and each Guarantor.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
          “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
          “Defaulted Loan” as defined in Section 2.22.

          “Defaulting Lender” as defined in Section 2.22.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date of the Term Loans, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments).
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans, and (iii) any other Person (other than a natural person) approved by the Administrative Agent, the Issuing Bank and, in the absence of an Event of Default, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall be an Eligible Assignee.
          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.
          “Environmental Claim” means any written investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources, the environment or occupational health and safety (to the extent such occupational safety matters pertain to exposure to Hazardous Materials).
          “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.
          “Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
          “ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code; (ii) any trade or business (whether or not incorporated) which is a member of the same group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code as the Borrower or any Guarantor Subsidiary; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of the Borrower or any Guarantor Subsidiary. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary would reasonably be likely to be liable under the Internal Revenue Code or ERISA.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings or notice of intent to terminate any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is likely to be material liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which would reasonably be expected to give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan sponsored or contributed to by the Borrower or any Subsidiary, or to which Borrower or any Subsidiary is obligated to contribute (or any other Employee Benefit Plan sponsored or contributed to by the Borrower or any Subsidiary, or to which Borrower or any Subsidiary is obligated to contribute intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan sponsored or contributed to by the Borrower or any Subsidiary, or to which Borrower or any Subsidiary is obligated to contribute to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
          “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
          “Event of Default” means each of the conditions or events set forth in Section 8.1.
          “Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Borrower Adjusted EBITDA, plus (b) the Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period paid in cash from operating cash flow of (a) scheduled repayments of Indebtedness for borrowed money (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), (b) Capital Expenditures (net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (c) Interest Expense, (d) provisions for current taxes based on income of Borrower and payable in cash with respect to such period, and (e) the contribution of capital based on any contracts of the Borrower’s Domestic Subsidiaries in accordance with statutory minimum capital requirements.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          “Exclusion Event” means an event or related events resulting in the exclusion of Borrower or any of its Subsidiaries (other than the Illinois Subsidiary) from participation in any Medical Reimbursement Program.
          “Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain Amended and Restated Credit Agreement dated as of October 22, 2003, between Borrower, Bank of America, N.A. and the other parties thereto, as amended prior to the Closing Date.
          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “Fair Share” as defined in Section 7.2.
          “Family Care” means health care programs designed for uninsured segments of the population (other than Medicaid-eligible or SCHIP-eligible segments of the population) that are operated by or financed in part by federal and state government.
          “Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Financial Plan” as defined in Section 5.2(d).
          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

          “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “Funding Default” as defined in Section 2.22.
          “Funding Guarantors” as defined in Section 7.2.
          “Funding Notice” means a notice substantially in the form of Exhibit A-1.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “Governmental Reimbursement Program Cost” means with respect to and payable by the Borrower and its Subsidiaries the sum of:
          (a) all amounts (including punitive and other similar amounts) agreed to be paid or payable (i) in settlement of claims or (ii) as a result of a final, non-appealable judgment, award or similar order, in each case, relating to participation in Medical Reimbursement Programs;
          (b) all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and
          (c) the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.
          “Grantor” as defined in the Pledge and Security Agreement.

          “Guaranteed Obligations” as defined in Section 7.1.
          “Guarantor” means each wholly-owned Domestic Subsidiary of Borrower except for (i) a subsidiary that is an HMO or other similar regulated entity, or is in the process of obtaining a license to become an HMO or other similar entity or (ii) a subsidiary that has no assets.
          “Guarantor Subsidiary” means each Guarantor.
          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
          “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
          “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty and satisfactory to GSCP.
          “HHS” means the United States Department of Health and Human Services and any successor thereof.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936.
          “Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Borrower and its Subsidiaries, for the immediately preceding three Fiscal Years (including for Fiscal Year 2006 to the extent the Closing Date occurs 90 days or more after the end of Fiscal Year 2006 or if such audited financial statements are otherwise available), consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Borrower and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “HMO” means any health maintenance organization, managed care organization, any Person doing business as a health maintenance organization or managed care organization, or any Person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable federal or state law (including, without limitation, HMO Regulations).
          “HMO Business” means the business of owning and operating an HMO or other similar regulated entity or business.
          “HMO Event” means any material non-compliance by the Borrower or any of its Subsidiaries (other than the Illinois Subsidiary) with any of the terms and provisions of the HMO Regulations pertaining to its fiscal soundness, solvency or financial condition; or the assertion in writing, after the date hereof, by an HMO Regulator that it intends to take administrative action against the Borrower or any of its Subsidiaries (other than the Illinois Subsidiary) to revoke or modify any license, charter or permit or to enforce the fiscal soundness, solvency or financial provisions or requirements of the HMO Regulations against the Borrower or any of its Subsidiaries (other than the Illinois Subsidiary).
          “HMO Regulations” means all laws, regulations, directives and administrative orders applicable under federal or state law to any HMO Subsidiary (and any regulations, orders and directives promulgated or issued pursuant to any of the foregoing) and Subchapter XI of Title 42 of the United States Code Annotated (and any regulations, orders and directives promulgated or issued pursuant thereto, including, without limitation, Part 417 of Chapter IV of 42 Code of Federal Regulations (1990)).
          “HMO Regulator” means any Person charged with the administration, oversight or enforcement of an HMO Regulation, whether primarily, secondarily or jointly.
          “HMO Subsidiary” means each of the Subsidiaries of the Borrower (other than the Illinois Subsidiary, so long as the Illinois Subsidiary does not have any enrolled members) identified as an HMO Subsidiary on Schedule 4.16 hereto, and any other existing or future Subsidiary of the Borrower that is capitalized or licensed as an HMO, conducting HMO Business or providing managed care services.
          “Illinois Subsidiary” means Amerigroup Illinois, Inc.
          “Immaterial Subsidiary” means a Subsidiary of a Credit Party that does not have assets (including capital stock) with an aggregate book value exceeding $50,000, and either (a) the Borrower shall have furnished written notice to the Administrative Agent that such Subsidiary is an “Immaterial Subsidiary”, or (b) such Subsidiary is identified as an Immaterial Subsidiary on Schedule 1.1 hereto, provided that (i) at such time as any such Subsidiary becomes a party to this Agreement or any other Credit Document or executes and delivers a guarantee, security agreement, mortgage or other similar agreement supporting the obligations of the Borrower under this Agreement or the other Credit Documents, such Subsidiary shall at all times thereafter not be deemed an Immaterial Subsidiary, (ii) at any time an Immaterial Subsidiary’s assets exceed $50,000 as set forth above, it shall no longer be deemed an Immaterial Subsidiary and (iii) the assets of all Immaterial Subsidiaries shall at no time have an aggregate book value in excess of $500,000.
          “Increased Amount Date” as defined in Section 2.24.
          “Increased-Cost Lenders” as defined in Section 2.23.
          “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and trade accounts payable incurred in the ordinary course of business and payable on customary trade terms), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.15.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the commitment letter (and any related fee letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.
          “Indemnitee” as defined in Section 10.3.
          “Installment” as defined in Section 2.12.
          “Intellectual Property” as defined in the Pledge and Security Agreement.
          “Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.
          “Intellectual Property Security Agreements” means, collectively, each of the Trademark Security Agreement, Copyright Security Agreement and Patent Security Agreement, substantially in the forms of Exhibits E, F and G, respectively, to the Pledge and Security Agreement.
          “Intercompany Note” means a promissory note substantially in the form of Exhibit L evidencing Indebtedness owed among the Credit Parties and their Subsidiaries.
          “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended to (ii) Consolidated Interest Expense for such four-Fiscal Quarter period.
          “Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

          “Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, or three-months or six-, nine- or twelve-months (if available to all Lenders), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Credit-Linked Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.
          “Interest Rate Agreement Termination Value” means, in respect of any one or more Interest Rate Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Agreements, (a) for any date on or after the date such Interest Rate Agreements have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Interest Rate Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Agreements (which may include a Lender or any Affiliate of a Lender).
          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person (other than Borrower or any Guarantor Subsidiary), of any Equity Interests of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Subsidiaries to any other Person (other than Borrower or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
          “Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.
          “Issuing Bank” means Wachovia Bank as Revolving Issuing Bank and Credit-Linked Issuing Bank hereunder, together with its permitted successors and assigns in such capacities.
          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
          “Judgment” as defined in the recitals hereto.
          “Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.
          “Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.
          “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.
          “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement, and shall include each Credit-Linked Lender.
          “Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be) including, without limitation, each such Affiliate that appoints the Collateral Agent as its agent and agrees to be bound by the Credit Documents as a Secured Party, subject to Section 9.8(c).
          “Letters of Credit” means, collectively, the Revolving Letters of Credit and the Credit-Linked Letter of Credit.

          “Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Credit-Linked Letter of Credit Usage, and (ii) the Revolving Letter of Credit Usage.
          “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.
          “Licensed Intellectual Property” means any interest of any Credit Party as licensee or sublicensee under any license of intellectual property, other than any such interest that has been designated from time to time by Collateral Agent as not being required to be included in the Collateral.
          “Licensor Consent and Estoppel” means, with respect to any Licensed Intellectual Property, a letter, certificate or other instrument in writing from the licensor under the related license, pursuant to which, among other things, the licensor consents to the granting of a Security Interest on such Licensed Property by the Credit Party, such Licensor Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion.
          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “Loan” means a Term Loan, a Revolving Loan, and a Swing Line Loan.
          “Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
          “Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets, condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document; it being understood that the Judgment up to the amount as of the Closing Date shall in no event be deemed to have a Material Adverse Effect.
          “Material Contract” means any contract or other arrangement to which Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.
          “Material Real Estate Asset’’ means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $750,000 per annum or (ii) any Real Estate Asset that the

Requisite Lenders have determined is material to the business and operations of Borrower or any of its Subsidiaries.
          “Medicaid” means that means-tested entitlement program under Title XIX, P.L. 89-87, of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United Sates Code, as amended.
          “Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all applicable federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all applicable state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all applicable state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.
          “Medical Reimbursement Programs” means a collective reference to the Medicare, Medicaid, SCHIP and Family Care programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third-party payor programs.
          “Medical Reimbursement Program Provider Agreements” means an agreement entered into with a Medical Reimbursement Program to provide services for program patients in accordance with the terms thereof and applicable law.
          “Medicare” means that government-sponsored entitlement program under Title XVIII, P.L. 89-87, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended.
          “Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, CMS, the OIG, HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

          “Minimum Liquidity” means, as at any date of determination, the sum of the Borrower’s unrestricted Cash and Cash Equivalents held in deposit and/or security accounts subject to a control agreement in favor of the Collateral Agent.
          “Moody’s” means Moody’s Investor Services, Inc.
          “Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.
          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of milestone payment), but only as and when so received) received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes paid simultaneously with such Asset Sale or payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale and (d) accountants’ fees, investment banking fees, filing fees, printing distribution costs, and other customary fees, costs and expenses actually incurred in connection with such Asset Sale.
          “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith, and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such event.
          “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

          “Non-US Lender” as defined in Section 2.20(c).
          “Note” means a Credit-Linked Note, a Revolving Loan Note or a Swing Line Note.
          “Notes Offering Memorandum” shall mean that certain Offering Circular dated as of March 22, 2007, relating to the issuance of the Convertible Senior Notes.
          “Notice” means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice.
          “Obligations” means all obligations of every nature of each Credit Party, from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.
          “Obligee Guarantor” as defined in Section 7.7.
          “OIG” means the Office of Inspector General of HHS and any successor thereof.
          “Operating Lease” means an operating lease determined in accordance with GAAP.
          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Documents, excluding, however, such taxes imposed as a result of an assignment (other than an assignment that occurs as a result of Borrower’s request pursuant to Section 2.23).
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Acquisition” means any acquisition by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,
          (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
          (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
          (iii) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or a Guarantor Subsidiary thereof, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 5.13;
          (iv) Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.15 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.15(d));
          (v) Borrower shall have delivered to Administrative Agent (A) at least 10 Business Days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 6.15 as required under clause (iv) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.15 and (B) with respect to any acquisition for an amount greater than $10,000,000, promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve month (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;
          (vi) any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date; and
          (vii) the aggregate unused portion of the Revolving Commitments at such time (after giving effect to the consummation of the respective Permitted Acquisition and any financing thereof) shall equal or exceed $15,000,000.

          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.1.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Platform” as defined in Section 5.1(f).
          “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.
          “Prime Rate” means at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
          “Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.
          “Projections” as defined in Section 4.1(b).
          “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Credit-Linked Letter of Credit or the Term Loans, as applicable, of any Lender, the percentage obtained by dividing (a) the Credit-Linked LOC Exposure or Term Loan Exposure, as applicable, of that Lender by (b) the aggregate Credit-Linked LOC Exposure or Term Loan Exposure, as applicable, of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Credit-Linked LOC Exposure or Term Loan Exposure, as applicable, and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Credit-Linked LOC Exposure or Term Loan Exposure, as applicable, and the aggregate Revolving Exposure of all Lenders.
          “Real Estate Asset” means, at any time of determination, any Credit Party’s interest (fee, leasehold or otherwise) in any real property.
          “Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.
          “Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.
          “Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).
          “Register” as defined in Section 2.7(b).
          “Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
          “Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
          “Reimbursement Date” as defined in Section 2.4(d).
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
          “Replacement Lender” as defined in Section 2.23.
          “Required Advances” means advances required by HMO Regulators to be made by Borrower or any of its Subsidiaries to a Contract Provider.
          “Required Prepayment Date” as defined in Section 2.15(c).
          “Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure, Credit-Linked LOC Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders, (ii) the aggregate Credit-Linked LOC Exposure of all Lenders and (iii) the aggregate Revolving Exposure of all Lenders.
          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower now or hereafter outstanding; or (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to the Convertible Senior Notes or subordinated Indebtedness.
          “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Revolving Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.
          “Revolving Commitment Period” means the period from the Successful Syndication Date to but excluding the Revolving Commitment Termination Date.
          “Revolving Commitment Termination Date” means the earliest to occur of (i) March 15, 2012, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.
          “Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Revolving Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Revolving Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.
          “Revolving Issuing Bank” means Wachovia Bank as the issuer of Revolving Letters of Credit hereunder, together with its permitted successors and assigns in such capacity.
          “Revolving Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to Section 2.4.
          “Revolving Letter of Credit Sublimit” means the lesser of (i) $25,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.
          “Revolving Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become,

available for drawing under all Revolving Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Revolving Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.
          “Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a).
          “Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.
          “Risk-Based Capital” means, with respect to each HMO Subsidiary, at any time, the Company Action Level Risk-Based Capital (as defined by the NAIC on the date of determination and as determined in accordance with SAP) of such HMO Subsidiary.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
          “Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person that is not a Credit Party whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
          “SAP” means, with respect to each HMO Subsidiary, the statutory accounting principles and procedures prescribed or permitted by applicable HMO Regulations for such HMO Subsidiary, applied on a consistent basis, as interpreted by the state in which the applicable HMO Subsidiary operates.
          “SCHIP” means the State Childrens’ Health Insurance Program, a federal/state matching program that provides health care coverage to children not otherwise covered by Medicaid or other insurance programs and that may be administered by states through their Medicaid programs.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Settlement Confirmation” as defined in Section 10.6(b).
          “Settlement Service” as defined in Section 10.6(d).
          “Shortfall Amount” means, for any period of determination, the amount by which the interest that would be payable for such fiscal period for a LIBOR Rate borrowing in the amount of the Credit-Linked Deposits and with a one month or three month interest period (as such interest period is determined by the Administrative Agent from time to time) exceeds the return on the investment of the Credit-Linked Deposits in the Credit-Linked Account for such period.
          “Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations promulgated thereunder.
          “Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit G-2.
          “Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).
          “Spread Overlay Agreements” mean the confirmation evidencing the convertible bond hedge transaction dated March 22, 2007, between Borrower and Wells Fargo Bank, National Association (including all provisions incorporate by reference therein) and the confirmation evidencing the issuer warrant transaction dated March 22, 2007, between Borrower and Wells Fargo Bank, National Association (including all provisions incorporated by reference therein) and any amendment thereto, or new confirmation, contemplated thereby with respect to the issuance of the “green shoe.”
          “Stark I and II” means Section 1877 of the Social Security Act as set forth at Section 1395nn of Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.
          “Statutory Net Worth” means, for an HMO Subsidiary, the difference between (i) total admitted assets and (ii) total liabilities, in each case as calculated according to the applicable state’s interpretation of SAP or other similar state-mandated accounting principles.
          “Subject Transaction” as defined in Section 6.15(d).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that for purposes of Sections 3, 4, 5, 6, 7 and 8, each Immaterial Subsidiary shall not be deemed a Subsidiary.
          “Successful Syndication Date” means the date when the Arrangers’ aggregate Commitments have been reduced to $25,000,000 or less.
          “Support Obligations” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
          “Surplus Notes” means the notes identified on Schedule 1.1.A hereto.

          “Swing Line Lender” means Wachovia Bank in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
          “Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.3.
          “Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.
          “Swing Line Sublimit” means the lesser of (i) $10,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.
          “Syndication Agent” as defined in the preamble hereto.
          “Synthetic L/C Facility” as defined in the recitals hereto.
          “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business which is imposed on or measured by (i) all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office), (ii) the increase in the capital of a Person resulting from the receipt of interest under this Agreement or (iii) franchise, capital or similar taxes imposed in lieu of taxes described in clauses (i) and (ii) above.
          “Term Loan” means any term loan into which a Credit-Linked Purchase is converted pursuant to Section 2.1(a)(iv)(B).
          “Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to conversion of any Credit-Linked Purchase into a Term Loan, the Term Loan Exposure of any Lender shall be equal to the outstanding principal amount of such Lender’s Credit-Linked LOC Exposure.
          “Terminated Lender” as defined in Section 2.23.
          “Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans

(other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Revolving Issuing Bank for any amount drawn under any Revolving Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Revolving Letter of Credit Usage.
          “Transaction Costs” means the fees, costs and expenses payable by Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.
          “Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
          “UCP” means the Uniform Customs and Practices for Documentary Credits.
          “Unadjusted Eurodollar Rate Component” means that component of the interest costs to Borrower in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.
          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.
          “Unreimbursed Drawing” shall have the meaning set forth in Section 2.1(a)(iv)(B).
          “U.S. Lender” as defined in Section 2.20(c).
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.
SECTION 2. LOANS AND LETTERS OF CREDIT
     2.1. Synthetic L/C Facility; Credit-Linked Deposits; Payments.
          (a) Synthetic L/C Facility.
          (i) Issuance. Subject to the terms and conditions hereof and of any Credit Document relating to the Credit-Linked Letter of Credit, and any other terms and conditions which the Credit-Linked Issuing Bank may reasonably require, during the Credit-Linked Commitment Period the Credit-Linked Issuing Bank shall issue, and the Credit-Linked Lenders shall participate in, standby Credit-Linked Letter of Credit for the account of the Borrower from time to time upon request in substantially the form of Exhibit B-5; provided, however, that (A) the aggregate amount of Credit-Linked Letter of Credit Usage shall not at any time exceed the lesser of (x) Three Hundred Fifty One Million Three Hundred Seventeen Thousand Eight Hundred and Five Dollars and Fifty Cents ($351,317,805.50) (the “Credit-Linked LOC Committed Amount”) and (y) the principal amount of the Credit-Linked Deposit plus the principal amount of the Cash Collateral Deposit, (B) with regard to each Credit-Linked Lender individually, (x) the sum of such Credit-Linked Lender’s Credit-Linked Commitment Percentage of the outstanding Credit-Linked Letter of Credit Usage shall not exceed such Credit-Linked Lender’s Credit-Linked Deposit and (y) such Credit-Linked Lender’s Credit-Linked Commitment Percentage of the aggregate principal amount of any outstanding Credit-Linked Letter of Credit Usage or any outstanding Term Loans, if converted, shall not at any time exceed such Credit-Linked Lender’s Credit-Linked Commitment, (C) with regard to the Credit-Linked Lenders collectively, the sum of the aggregate principal amount of outstanding Credit-Linked Letter of Credit Usage or outstanding Term Loans, if converted, shall not at any time exceed the Credit-Linked LOC Committed Amount then in effect minus the aggregate amount of the Cash Collateral Deposit, (D) no Credit-Linked Letter of Credit may be issued without the Administrative Agent confirming in writing to any Credit-Linked Issuing Bank (other than the Administrative Agent in its capacity as a Credit-Linked Issuing Bank) that, after giving effect to the issuance of such Credit-Linked Letter of Credit, the requirement set forth in clause (C) above shall be satisfied, (E) the Credit-Linked Letter of Credit shall be denominated in Dollars and (F) the Credit-Linked Letter of Credit shall be issued in connection with the Judgment. Except as otherwise expressly agreed upon by all the Credit-Linked Lenders, the Credit-Linked Letter of Credit shall have an original expiry date of not more than twelve (12) months from the date of issuance; provided, however, the expiry date of the Credit-Linked Letter of Credit may be extended annually or periodically from time to time at the request of the Borrower or by operation of the terms of the Credit-Linked Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that (x) the Credit-Linked Letter of Credit, as originally issued or as extended, shall not have an expiry date extending beyond the date that is ten (10) days prior to the Credit-Linked Maturity Date and (y) if an Event of Default exists at the time any Credit-Linked Letter of Credit is to be extended, the Credit-Linked Issuing Bank may or, at the direction of Credit-Linked Lenders holding more than 50% of the Credit-Linked Commitments, shall refuse to extend such Credit-Linked Letter of Credit, in which case such Credit-Linked Letter of Credit shall terminate at the end of the current term thereof. The Credit-Linked Letter of Credit shall comply with the terms of any Credit Document relating to the Credit-Linked Letter of Credit. The issuance and expiry date of the Credit-Linked Letter of Credit shall be a Business Day.
          (ii) Notice and Reports. The request for the issuance of a Credit-Linked Letter of Credit shall be submitted to the Credit-Linked Issuing Bank and the Administrative Agent at least three (3) Business Days prior to the requested date of issuance (which initial request with respect to the Judgment may be submitted to the Credit-Linked Issuing Bank and the Administrative Agent no later than one (1) Business Day prior to the Closing Date). The Credit-Linked Issuing Bank will promptly upon request provide to the Administrative Agent for dissemination to the Credit-Linked Lenders a detailed report specifying the Credit-Linked Letter of Credit which is then issued by such Credit-Linked Issuing Bank and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred.
          (iii) Participations. Each Credit-Linked Lender, upon issuance of a Credit-Linked Letter of Credit (or upon a Person becoming a Credit-Linked Lender hereunder), shall be deemed to have irrevocably purchased, without recourse to the Credit-Linked Issuing Bank, and the Credit-Linked Issuing Bank shall be deemed to have irrevocably granted without recourse to the Credit-Linked Issuing Bank, a risk participation (a “Credit-Linked Participation”) from the Credit-Linked Issuing Bank in such Credit-Linked Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Credit-Linked Commitment Percentage of the maximum amounts available to be drawn under such Credit-Linked Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Credit-Linked Issuing Bank therefor and discharge when due, its Credit-Linked Commitment Percentage of the obligations arising under such Credit-Linked Letter of Credit. Without limiting the scope and nature of each Credit-Linked Lender’s participation in the Credit-Linked Letter of Credit, to the extent that the Credit-Linked Issuing Bank has not been reimbursed as required hereunder or under any Credit Document relating to any Credit-Linked Letter of Credit, each such Credit-Linked Lender shall fund its Credit-Linked Participation interest therein by paying to the Credit-Linked Issuing Bank, from funds deposited by such Credit-Linked Lender into the Credit-Linked Account, its Credit-Linked Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Credit-Linked Issuing Bank of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (iv) hereof. The obligation of each Credit-Linked Lender to so pay the Credit-Linked Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.
          (iv) Reimbursement; Funding of Participation Interests; Funding From Cash Collateral Account.
               (A) Reimbursement by Borrower. In the event of any drawing under any Credit-Linked Letter of Credit, the Credit-Linked Issuing Bank will promptly notify the Borrower and the Administrative Agent. If a drawing under any Credit-Linked Letter of Credit occurs, the Borrower shall be deemed to have requested a Credit-Linked Purchase in the amount of such drawing as provided in subsection (iv)(B) below, the proceeds of which shall be used to satisfy the reimbursement obligations. Unless the Borrower shall promptly notify the Credit-Linked Issuing Bank and the Administrative Agent of its intent to otherwise reimburse the Credit-Linked Issuing Bank after receipt by the Borrower of notice of a drawing, the Borrower shall be deemed to have requested a Credit-Linked Purchase in the amount of such drawing as provided in subsection (iv)(B) below, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Credit-Linked Issuing Bank, the Administrative Agent, the Lenders, the beneficiary of any Credit-Linked Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of any Credit-Linked Letter of Credit; provided that the Borrower shall not be deemed to have waived any claims it may have against the Credit-Linked Issuing Bank, the Administrative Agent, the Lenders, the beneficiary of any Credit-Linked Letter of Credit drawn upon or any other Person and may separately pursue such claims after payment of such reimbursement obligations.
               (B) Funding of Participation Interests by Credit-Linked Lenders; Funding From Cash Collateral Account; Conversion to Term Loans. After any drawing under a Credit-Linked Letter of Credit and upon the earlier of (x) the failure of the Borrower to reimburse such drawing in accordance with the terms of subsection (iv)(A) hereof, (y) receipt by the Credit-Linked Issuing Bank of notice from the Borrower that it will not exercise its right to reimburse such drawing and (z) the occurrence and continuation of a Default or an Event of Default, (1) in order to fund such unreimbursed drawing (an “Unreimbursed Drawing”) from the Cash Collateral Account and from each Credit-Linked Lender’s Credit-Linked Participation, on a pro rata basis, Borrower and each Credit-Linked Lender hereby irrevocably authorizes the Administrative Agent to pay and the Administrative Agent is irrevocably directed to pay the Credit-Linked Issuing Bank (such payment, a “Credit-Linked Purchase”) in the amount of such Credit-Linked Lender’s Credit-Linked Commitment Percentage of such Unreimbursed Drawing, solely from such Credit-Linked Lender’s Credit-Linked Deposit, and from the Cash Collateral Deposit, on a pro rata basis, and each Credit-Linked Lender hereby irrevocably authorizes the Administrative Agent to charge the Credit-Linked Account and Borrower hereby irrevocably authorizes the Administrative Agent to charge the Cash Collateral Account, respectively, for such purpose, (2) the Credit-Linked LOC

Committed Amount shall be automatically reduced by the amount of each Credit-Linked Purchase charged from the Credit-Linked Account and shall not be reinstated, (3) such Unreimbursed Drawing from the Credit-Linked Account shall be automatically converted to a funded Term Loan consisting of a Base Rate Loan without any further act by the Borrower, the Credit-Linked Issuing Bank, the Administrative Agent or any Credit-Linked Lender, which Term Loan shall be evidenced, upon such Credit-Linked Lender’s request, by a Term Loan Note made payable to such Credit-Linked Lender in substantially the form of Exhibit B-4, and (4) the Term Loan Committed Amount shall be automatically permanently increased by the amount of each Credit-Linked Purchase. The Credit-Linked Issuing Bank will promptly notify the Administrative Agent (which shall notify the Credit-Linked Lenders) of the amount of any Unreimbursed Drawing. Each Credit-Linked Lender’s obligation to fund its Credit-Linked Participation in any Unreimbursed Drawing by paying to the Credit-Linked Issuing Bank its Credit-Linked Commitment Percentage of any Unreimbursed Drawing, and the right of the Credit-Linked Issuing Bank to receive the same, shall be absolute and unconditional, shall be made without any offset, abatement, withholding or reduction whatsoever and shall not be affected by any circumstance whatsoever and without regard to (I) whether any conditions specified in Section 3.2 are then satisfied, (II) whether a Default or an Event of Default then exists, (III) the date of such Credit-Linked Purchase and Term Loan, (IV) any reduction in the Credit-Linked LOC Committed Amount after any such Credit-Linked Letter of Credit may have been drawn upon, (V) the termination of this Credit Agreement or the Commitments hereunder or (VI) the acceleration of the Obligations hereunder.
          (v) Repayment of Participations.
               (A) At any time after the Credit-Linked Issuing Bank has made a payment under a Credit-Linked Letter of Credit and has received the pro rata portion of proceeds from the Cash Collateral Account and from the Credit-Linked Account the proceeds of Credit-Linked Purchases by the Credit-Linked Lenders in respect of such payment in accordance with Section 2.1(a)(iv) (which Credit-Linked Purchases have been converted to Term Loans in accordance herewith), if the Administrative Agent receives for the account of the Credit-Linked Issuing Bank any payment in respect of the related Unreimbursed Drawing or interest thereon for any period after such Unreimbursed Drawing was paid with a Credit-Linked Purchase, the Administrative Agent will distribute to such Credit-Linked Lender its Credit-Linked Commitment Percentage thereof. If the Credit-Linked Issuing Bank shall have received from the Credit-Linked Account the proceeds of Credit-Linked Purchases by the Credit-Linked Lenders and thereafter shall receive any direct payment from the Borrower in respect of the Unreimbursed Drawing with respect to which such Credit-Linked Purchases were made, the Credit-Linked Issuing Bank shall immediately pay the amount received to the Administrative Agent for distribution to the Credit-Linked Lenders in accordance with this Section 2.1(a)(v)(A).
               (B) If any payment received by the Administrative Agent for the account of the Credit-Linked Issuing Bank pursuant to Section 2.1(a)(v)(A) and distributed to the Credit-Linked Lenders by the Administrative Agent is required to be returned under any circumstance (including pursuant to any settlement entered into by the Credit-Linked Issuing Bank), each Credit-Linked Lender shall pay to the Administrative Agent for the account of the Credit-Linked Issuing Bank its Credit-Linked Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Credit-Linked Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
          (vi) Uniform Customs and Practices. The Credit-Linked Issuing Bank shall have the Credit-Linked Letter of Credit be subject to (A) The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the UCP and/or (B) the International Standby Practices (“ISP 98”), in which case the UCP and/or ISP 98 may be incorporated therein and deemed in all respects to be a part thereof.
          (vii) Credit-Linked Note. The Borrower’s reimbursement obligations with respect to the Credit-Linked Letter of Credit issued pursuant to this Section 2.5 shall be evidenced by a Credit-Linked Note made payable to the Credit-Linked Issuing Bank in substantially the form of Exhibit B-1.
          (b) Credit-Linked Deposits.
          (i) Funding of Credit-Linked Deposits. Subject to the terms and conditions set forth herein and in consideration of each Credit-Linked Lender’s Credit-Linked Participation, each Credit-Linked Lender severally agrees to fund such Lender’s Credit-Linked Deposit to the Administrative Agent (for the benefit of itself on behalf of the Credit-Linked Lenders and the Issuing Bank) in Dollars on the Closing Date in an amount equal to its Credit-Linked Commitment for deposit by the Administrative Agent in the Credit-Linked Account. Each Credit-Linked Lender’s Credit-Linked Deposit represents such Lender’s funded Credit-Linked Participation. Notwithstanding anything herein to the contrary, the aggregate dollar amount of the Credit-Linked Commitments and the Cash Collateral Deposit shall always equal 100% of the aggregate face amount of the outstanding Credit-Linked Letter of Credit.
          (ii) Purpose of Credit-Linked Deposits. The Credit-Linked Deposits will be held by the Administrative Agent in its name in the Credit-Linked Account, on behalf of the Credit-Linked Lenders and for the benefit of the Credit-Linked Issuing Bank. The Credit-Linked Account will be under the sole dominion and control of the Administrative Agent (for the benefit of itself on behalf of the Credit-Linked Lenders and the Issuing Bank) and no Person other than the Administrative Agent or the Issuing Bank shall have the right of withdrawal from the Credit-Linked Account nor any other right or power with respect to the Credit-Linked Deposits or the Credit-Linked Account. Unless returned to the Credit-Linked Lenders in accordance with the terms hereof, the Credit-Linked Deposits shall not be used for any purpose other than funding the Credit-Linked Participations in the Credit-Linked Letter of Credit without the prior written consent of each Credit-Linked Issuing Bank.

          (iii) Actions of Administrative Agent. In charging the Credit-Linked Account or otherwise exercising any rights of set-off with respect thereto, the Administrative Agent acts as the agent of the Credit-Linked Issuing Bank.
          (iv) Grant of Security Interest in Credit-Linked Account and Cash Collateral Account. The Administrative Agent hereby grants, the Credit-Linked Lenders hereby grant and the Borrower hereby grants and each hereby authorizes the Administrative Agent to grant, to the Credit-Linked Issuing Bank, a security interest in and Lien on the Credit-Linked Account, the Cash Collateral Account, the Credit-Linked Deposits, the Cash Collateral Deposits and all cash, Cash Equivalents or other amounts or investments from time to time in the Credit-Linked Account and the Cash Collateral Account, as applicable. The foregoing security interest and Lien shall secure the obligations of the Credit-Linked Lenders to fund their Credit-Linked Participation interests in any Unreimbursed Drawing by paying the Credit-Linked Issuing Bank for such Unreimbursed Drawing and to secure the other obligations described in Section 2.1(a)(iv)(B). Each of the Administrative Agent and the Credit-Linked Lenders and the Borrower agree to execute such agreements and documents and take such actions as may be reasonably required by the Credit-Linked Issuing Bank to perfect and protect the foregoing security interest and Lien.
          (v) Investment of Credit-Linked Deposits. Pending the use of the Credit-Linked Deposits to fund the Credit-Linked Lenders’ Credit-Linked Participation interests in Unreimbursed Drawings under the Credit-Linked Letter of Credit, the Administrative Agent will invest such Credit-Linked Deposits and will pay to Credit-Linked Lenders in arrears at the end of each interest period for a Eurodollar Rate Loan LIBOR Period, which is used to determine the Shortfall Amount, any return on such investment during the previous interest period up to an amount not to exceed the Adjusted Eurodollar Rate as of the last Business Day of such previous interest period.
          (vi) Reduction of Credit-Linked Deposit; Return of Credit-Linked Deposit. If any Credit-Linked Purchase is made with proceeds of the Credit-Linked Deposits, the Credit-Linked Deposits shall be automatically permanently reduced by the amount of such Credit-Linked Purchase. Notwithstanding any provision herein to the contrary, only the maximum amount necessary to satisfy the Judgment in full may be drawn on the outstanding Credit-Linked Letter of Credit and to the extent that the amount actually drawn is less than $351,317,805.50, such drawing comprised of Credit-Linked Deposits shall be automatically converted to a funded Term Loan in accordance with Section 2.1(a) in the amount of such drawing, the Credit-Linked Commitments shall be terminated and the Administrative Agent shall distribute the remaining Credit-Linked Deposits in such excess amount to the Credit-Linked Lenders equal to their Credit-Linked Percentage thereof in accordance with Section 2.1(a)(v). In addition, in the event that the Convertible Senior Notes are issued, the Borrower shall promptly deposit the net proceeds therefrom (including net of fees and expenses related to transactions contemplated thereby) into the Cash Collateral Account, and the Administrative Agent shall within one (1) Business Day thereof return to the Credit Linked Lenders an amount equal to such net proceeds on a ratable basis in accordance with their respective Credit Linked Commitments.

          (c) Amortization; Prepayments. The Borrower shall pay an amount equal to 1% per annum of the Term Loan Exposure, which amount shall be payable in equal quarterly installments commencing on the Closing Date, with the outstanding principal amount of such Term Loan Exposure and all accrued but unpaid interest and other amounts payable on the Credit-Linked Maturity Date. With respect to the amortization payments under this Section 2.1(c), or any prepayments under Section 2.14, of the Term Loan Exposure, the Borrower shall deliver payment of such amounts to the Administrative Agent and the Administrative Agent shall disburse such payments to the Credit-Linked Lenders, ratably in accordance with their appropriate Credit-Linked Commitment Percentage.
     2.2. Revolving Loans.
          (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Revolving Loans.
          (i) Except pursuant to 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
          (ii) Whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.
          (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.
          (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.
     2.3. Swing Line Loans.
          (a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Swing Line Loans.
          (i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
          (ii) Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.
          (iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower.

          (iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.
          (v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing

Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
          (vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.
     2.4. Issuance of Revolving Letters of Credit and Purchase of Participations Therein.
          (a) Revolving Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower in the aggregate amount up to but not exceeding the Revolving Letter of Credit Sublimit; provided, (i) each Revolving Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Revolving Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Revolving Letter of Credit Usage exceed the Revolving Letter of Credit Sublimit then in effect; (v) in no event shall any standby Revolving Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Revolving Letter of Credit; and

(vi) in no event shall any commercial Revolving Letter of Credit (x) have an expiration date later than the earlier of (1) the Revolving Loan Commitment Termination Date and (2) the date which is 365 days from the date of issuance of such commercial Revolving Letter of Credit or (y) be issued if such commercial Revolving Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion. Subject to the foregoing, Issuing Bank may agree that a standby Revolving Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Revolving Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, Issuing Bank shall not be required to issue any Revolving Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Revolving Letter of Credit Usage.
          (b) Notice of Issuance. Whenever Borrower desires the issuance of a Revolving Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Revolving Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Revolving Letter of Credit or amendment or modification to a Revolving Letter of Credit, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Revolving Letter of Credit or amendment or modification to a Revolving Letter of Credit and the amount of such Lender’s respective participation in such Revolving Letter of Credit pursuant to Section 2.4(e).
          (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit (including the Credit-Linked Letter of Credit) by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Revolving Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.
          (d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Revolving Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).
          (e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Revolving Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Revolving Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Revolving Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Revolving Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Revolving Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.
          (f) Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Revolving Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Revolving Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Revolving Letter of Credit was procured); (iii) any draft or other document presented under any Revolving Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Revolving Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Revolving Letter of

Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Revolving Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.
          (g) Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Revolving Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Revolving Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Revolving Letter of Credit as a result of any Governmental Act.
     2.5. Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Credit-Linked Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit

Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Credit-Linked Commitment and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
     2.6. Use of Proceeds. The proceeds of the Revolving Loans, if any, made on the Closing Date shall be applied by Borrower to discharge Existing Indebtedness. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by Borrower for working capital and general corporate purposes of Borrower and its Subsidiaries, including Permitted Acquisitions. The Credit-Linked Letter of Credit issued under the Synthetic L/C Facility and the proceeds of the Term Loans shall be applied by Borrower to facilitate an appeal or payment or settlement of the Judgment and to pay all costs, fees and expenses incurred in connection with the Credit Facilities. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
     2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments, Credit-Linked Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments, Credit-Linked Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments, Credit-Linked Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates Wachovia Bank to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Wachovia Bank serves in such capacity, Wachovia Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

          (c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, Revolving Loan or Swing Line Loan, as the case may be.
     2.8. Interest on Loans.
          (a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
                    (i) in the case of Term Loans and Revolving Loans:
                    (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
                    (2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and
                    (ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.
          (b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the date that Syndication Agent notifies Borrower that the primary syndication of the Loans and Revolving Commitments has been completed, as determined by Syndication Agent, the Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
          (c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest

Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.
          (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
          (f) Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.
          (g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.
     2.9. Conversion/Continuation.
          (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:
               (i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or
               (ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.
          (b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.
     2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
     2.11. Fees.
          (a) Borrower agrees to pay to Lenders having Revolving Exposure:
               (i) commitment fees, payable quarterly in arrears, equal to (1) the average of the daily difference between (a) the Revolving Commitments and (b) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Revolving Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and
               (ii) letter of credit fees, payable quarterly in arrears, equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Revolving Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
          (b) Borrower agrees to pay to Lenders having Credit-Linked LOC Exposure a subfacility fee (the “Credit-Linked Subfacility Fee”) in an amount equal to the Applicable Margin for Term Loans that are Eurodollar Rate Loans plus the Shortfall Amount per annum on the average daily Credit-Linked LOC Committed Amount. The Credit-Linked Subfacility Fee shall be payable at the end of each interest period for a Eurodollar Rate Loan LIBOR period, which is used to determine the Shortfall Amount; and
All fees referred to in these Sections 2.11(a) and 2.11(b) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
          (c) Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:
               (i) a fronting fee, payable quarterly in advance on the last day of each calendar quarter starting with the date of issuance and for each quarter thereafter until termination thereof, equal to 0.250%, per annum, times the average aggregate daily maximum amount available to be drawn under all Revolving Letters of Credit (determined as of the close of business on any date of determination);
               (ii) a fronting fee, payable quarterly in advance on the last day of each calendar quarter starting with the date of issuance and for each quarter thereafter until termination thereof, equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Credit-Linked Letter of Credit (determined as of the close of business on any date of determination) (the “Credit-Linked LOC Fronting Fee”); and

               (iii) such reasonable and documented documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
          (d) All fees referred to in Section 2.11(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.
          (e) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.
     2.12. [Reserved].
     2.13. Voluntary Prepayments/Commitment Reductions.
          (a) Voluntary Prepayments.
          (i) Any time and from time to time:
                    (1) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, or the entire principal amount thereof, if less;
                    (2) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on the last day of the related Interest Period in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, or the entire principal amount thereof, if less; provided, that if Borrower pays any related breakage costs, such Loans may be prepaid on any Business Day; and
                    (3) with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount, or the entire principal amount thereof, if less.
          (ii) All such prepayments shall be made:
                    (1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

                    (2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and
                    (3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;
in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).
          (b) Voluntary Commitment Reductions.
          (i) Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reductions of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
          (ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.
     2.14. Mandatory Prepayments/Commitment Reductions.
          (a) Asset Sales. No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the applicable date of determination do not exceed $20,000,000, Borrower shall have the option directly or through one or more of its Subsidiaries, in lieu of prepayment, (1) to commit to invest such Net Asset Sale Proceeds within twelve months of the receipt thereof or (2) to invest such Net Asset Sale Proceeds within eighteen months of receipt thereof in assets useful in the business of Borrower and its Subsidiaries.
          (b) Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries (1) to commit to invest such Net Insurance/Condemnation Proceeds within twelve months of the receipt thereof or (2) to invest such Net Insurance/Condemnation Proceeds within eighteen months of receipt thereof in assets useful in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.
          (c) Issuance of Equity Securities. No later than the first Business Day after the date of receipt by Borrower of any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Borrower or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 50% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
          (d) Issuance of Debt. No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.3 (other than Section 6.3(k))), Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
          (e) Excess Cash Flow.
               (i) In the event that there shall be Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2007; provided that for the Fiscal Year ending December 31, 2007 only, the calculation of Excess Cash Flow under this Section 2.14(d)(i) shall include only the third and fourth fiscal quarters of 2007), Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to (i) 50% of such Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments); provided, that if, as of the last day of the most recently ended Fiscal Year, the Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.2(a) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be 1.50:1.00 or less, Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25%

of such Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments).
               (ii) Notwithstanding the foregoing, in the event that Borrower is subject to a criminal indictment or any criminal investigation and subject to receipt of approval of the applicable Governmental Authority, the Borrower shall make a payment with respect to the Credit-Linked Letter of Credit in accordance with Section 2.1(c) or prepay the Term Loans, as applicable, in an aggregate amount equal to (i) 100% of the Excess Cash Flow of the Borrower’s Subsidiaries minus (ii) each state’s minimum required balance of capital; provided, that if, as of the last day of the most recently ended Fiscal Year, the Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.2(a) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be 1.50:1.00 or less, Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 75% of such Excess Cash Flow.
          (f) Revolving Loans and Swing Loans. Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.
          (g) Credit-Linked LOC Committed Amount. If at any time after the Closing Date, the aggregate amount of Credit-Linked Letter of Credit Usage shall exceed the lesser of (1) the Credit-Linked LOC Committed Amount and (2) the principal amount of the Credit-Linked Deposit, the Borrower immediately shall cash collateralize the Credit-Linked Letter of Credit Usage in the amount of such excess.
          (h) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(e), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Excess Cash Flow, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
     2.15. Application of Prepayments/Reductions.
          (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:
               first, to repay outstanding Swing Line Loans to the full extent thereof;
               second, to repay outstanding Revolving Loans to the full extent thereof; and

               third, with respect to Term Loans, to prepay the Term Loan Exposure, with such prepayments to be applied on a pro rata basis across all remaining installments (in accordance with the respective outstanding principal amounts thereof) in accordance with Section 2.1(c).
          (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(f) shall be applied without penalty or premium (except for breakage costs, if any) as follows:
               first, with respect to Term Loans, to prepay the Term Loan Exposure, with such prepayments to be applied on a pro rata basis across all remaining installments (in accordance with the respective outstanding principal amounts thereof) in accordance with Section 2.1(c);
               second, to prepay the Swing Line Loans to the full extent thereof;
               third, to prepay the Revolving Loans to the full extent thereof;
               fourth, to prepay outstanding reimbursement obligations with respect to Revolving Letters of Credit; and
               fifth, to cash collateralize Revolving Letters of Credit.
     Mandatory prepayments applied to the Term Loans may not be reborrowed.
          (c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).
     2.16. General Provisions Regarding Payments.
          (a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
          (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

          (c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.
          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
          (f) Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
          (g) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
          (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.
     2.17. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     2.18. Making or Maintaining Eurodollar Rate Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.
          (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any reasonable loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.
          (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
          (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
     2.19. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to Tax matters), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (ii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     2.20. Taxes; Withholding, etc.
          (a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment. In addition, each Credit Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (b) Withholding of Taxes. If any Credit Party or the Administrative Agent is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto; (iii) the sum payable by such Credit Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after the making of that deduction or withholding, Administrative Agent or such Lender, as the case may be, receives on the due date a sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, Borrower shall deliver to Administrative Agent evidence satisfactory to it of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority; provided, no additional amount shall be required to be paid to Administrative Agent or any Lender under clause (iii) above or under Section 2.20(d) except to the extent that any change after the date hereof (in the case of the Administrative Agent and each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) or after the date it becomes a party to this Agreement in the case of a new Administrative Agent, in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender or the Administrative Agent; provided, further, that no additional amount shall be required to be paid to Administrative Agent or any Lender under clause (iii) above or under Section 2.20(d) with respect to backup withholding.
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender (including, for purposes of this Section 2.20(c), the Administrative Agent) that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8IMY and/or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents or is subject to withholding at a reduced rate, and/or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8IMY and/or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under this Section 2.20 if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in this Section 2.20(c), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 (to the extent Borrower is otherwise required to pay additional amounts pursuant to this Section 2.20) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
          (d) Subject to the provisos in Section 2.20(b), the Borrower shall indemnify the Administrative Agent and each Lender (which term shall include Issuing Bank for purposes of this Section 2.20(d)), within thirty (30) days after written demand therefor, for the full amount of any Taxes paid by the Administrative Agent or such Lender, as the case may be (other than any Tax imposed on the net income of such Lender or the Administrative Agent), with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to the Administrative Agent or such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder (including such Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of, and, in reasonable detail, the calculation and basis for, such payment or liability delivered to the Borrower by a Lender or the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (e) If the Administrative Agent or a Lender determines, in its sole discretion, that is has received a refund of or credit against any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund or credit to Borrower (but only to the extent of amounts paid by Borrower under this Section 2.20), net of all out-of-pocket expenses of the Administrative Agent or such Lender without interest (other than any interest paid by the relevant taxing authority with respect to such refund or credit); provided, however, that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such taxing authority or such credit is subsequently denied. Nothing in this Section 2.20 shall be construed to require the Agent or any Lender to make available its tax returns (or any other information that it deems confidential) to Borrower or any other Person.
     2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.
     2.22. Defaulting Lenders .. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or fund its portion of the Credit-Linked Deposit or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving

Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the reasonable fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
SECTION 3. CONDITIONS PRECEDENT
     3.1. Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date (except to the extent that such conditions are permitted to be satisfied on a post-closing basis pursuant to Section 5.21):
          (a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.
          (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, HMO Subsidiary and the Illinois Subsidiary, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Convertible Senior Notes Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s, HMO Subsidiary’s and Illinois Subsidiary’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business (except, with respect to foreign qualifications only, from those jurisdictions where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect), each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.
          (c) Organizational and Capital Structure. The organizational structure and capital structure of Borrower and its Subsidiaries shall be as set forth on Schedule 4.16.

          (d) [Reserved]
          (e) [Reserved]
          (f) Existing Indebtedness. On the Closing Date, Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent and Syndication Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent and Syndication Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Borrower and its Subsidiaries with respect thereto.
          (g) Transaction Costs. On or prior to the Closing Date, Borrower shall have delivered to Administrative Agent Borrower’s reasonable best estimate of the Transactions Costs (other than fees payable to any Agent) and the Borrower’s reasonable best estimate of the fees, costs and expenses payable by Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Convertible Senior Notes Documents.
          (h) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Convertible Senior Notes Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
          (i) Landlord Waiver and Consent. For each location where Borrower or any Guarantor maintains any material amount (fair market value of $10,000 or more) of its tangible personal property (including goods, inventory and equipment), Borrower or Guarantors, as applicable, shall make commercially reasonable efforts to obtain a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K hereto.
          (j) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, the Credit Parties shall have delivered to Collateral Agent:
          (i) evidence reasonably satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein, except as set forth on Schedule 5.21);
          (ii) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;
          (iii) fully executed and notarized Intellectual Property Security Agreements substantially in the forms of Exhibits E, F and G to the Pledge and Security Agreement, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 4.7 to the Pledge and Security Agreement; and
          (iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.3(c)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.
          (k) [Reserved]
          (l) Financial Statements; Projections. Lenders shall have received from Borrower (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the Closing Date, and reflecting the consummation of the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and Syndication Agent, and (iii) the Projections.
          (m) Evidence of Insurance. Collateral Agent shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.8 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.8.
          (n) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, in-house counsel of the Credit Parties and Florida local counsel for Credit Parties, in the form of Exhibit D and as to such other matters as Administrative Agent or Syndication Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
          (o) Fees. Borrower shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11(e).

          (p) Solvency Certificate. On the Closing, Date Administrative Agent and Syndication Agent shall have received a Solvency Certificate from Borrower, dated the Closing Date and addressed to Administrative Agent, Syndication Agent and Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent and Syndication Agent, and demonstrating that after giving effect to the consummation of any rights of contribution, Borrower and its Subsidiaries, taken as a whole, is and will be Solvent.
          (q) Closing Date Certificate. Borrower shall have delivered to Administrative Agent and Syndication Agent an originally executed Closing Date Certificate, together with all attachments thereto.
          (r) Credit Rating. The credit facilities provided for under this Agreement shall have been assigned a corporate family and facility rating by both S&P and Moody’s in each case satisfactory to the Agents, in each case with a stable outlook.
          (s) No Litigation. Other than the Tyson Case and the Judgment up to the amount as of the Closing Date, there shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Syndication Agent, singly or in the aggregate, materially impairs the financing or any of the other transactions contemplated by the Credit Documents or the Convertible Senior Notes Documents, or that would, if adversely determined against the Borrower or any of its Subsidiaries, have a Material Adverse Effect.
          (t) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Syndication Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and Syndication Agent and such counsel, and Administrative Agent, Syndication Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Syndication Agent may reasonably request.
          (u) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to GSCP and Administrative Agent, on behalf of itself and Lenders, directing the funding of the Credit-Linked Account.
          (v) Maximum Leverage Ratio. The ratio of (i) Consolidated Total Debt as of the Closing Date after giving effect to the transactions contemplated hereby to (ii) pro forma Consolidated Adjusted EBITDA for the latest twelve-month period for which financial statements are then available shall not be greater than 3.25:1.00.
          (w) Minimum Unregulated Cash Balance. On the Closing Date, the Borrower shall have unregulated Cash and Cash Equivalents on hand in an aggregate amount of not less than $48,557,727.80.
          (x) At least 10 days prior to the Closing Date, the Arrangers shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     3.2. Conditions to Each Credit Extension.
          (a) Conditions Precedent. The obligation of each Lender to make any Loan or Credit-Linked Deposit, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
          (i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;
          (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;
          (iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
          (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and
          (v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.
Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.
          (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES
     The Credit Parties represent and warrant to the Administrative and the Lenders, on the Closing Date and on each Credit Date, that:
     4.1. Financial Statements; Projections.
          (a) The Historical Financial Statements and the financial statements delivered pursuant to Section 5.1 have been prepared in accordance with GAAP (or, as applicable with respect to HMO Subsidiaries, SAP) consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition (including disclosure of all material liabilities, contingent or otherwise) and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes.
          (b) On and as of the Closing Date, the projections of Borrower and its Subsidiaries for the period of Fiscal Year 2007 through and including Fiscal Year 2011 (the “Projections”) are based on good faith estimates and assumptions made by the management of Borrower; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Borrower believed that the Projections were reasonable and attainable.
     4.2. No Material Adverse Effect .. Since the date of the audited financial statements for the fiscal year ending December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect
     4.3. Existence, Qualification and Power. Each Credit Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) and (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     4.4. Compliance with Laws. Each of Borrower and its Subsidiaries is in compliance in all material respects with the requirements of all Medical Reimbursement Programs and all laws (including all HMO Regulations, Medicare Regulations and Medicaid Regulations with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Subsidiaries) and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, with respect to Borrower and each of its Subsidiaries:
          (a) neither Borrower nor any of its Subsidiaries nor any individual, to the Borrower’s best knowledge, employed by Borrower or any of its Subsidiaries would reasonably be expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for individual, to the Borrower’s best knowledge, or corporate actions or failures to act where such culpability or exclusion has resulted or could reasonably be expected to result in an Exclusion Event;
          (b) no officer continuing to be employed by Borrower or any of its Subsidiaries who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority unless such officer has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority;
          (c) current billing policies, arrangements, protocols and instructions comply with requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event; and
          (d) current medical director compensation arrangements comply with state and federal anti-kick back, fraud and abuse, and Stark I and II requirements, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event.
     4.5. Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law applicable to such Person or its property.
     4.6. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Credit Document or any Convertible Senior Notes Document (except (a) as have already been obtained, (b) such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents and (c) with respect to the exercise of the rights and remedies under the Pledge and Security Agreement, applicable regulatory requirements).

     4.7. Binding Effect. This Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Agreement and the other Credit Documents constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     4.8. Litigation. Other than the Tyson Case, there are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the best knowledge of the Credit Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues, that (a) relates to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) would reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 4.8 is a summary of all actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the best knowledge of the Credit Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues, and none of such actions, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     4.9. No Default. Neither Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.
     4.10. Ownership of Property; Liens. Borrower and each of its Subsidiaries (a) has good record and marketable title to, or a valid leasehold interest in, all material real property necessary or used in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens, and (b) has obtained all material licenses, permits, franchises or other certifications, consents, approvals and authorizations, governmental or private, necessary to the ownership of its property and to the conduct of its business, except, in the case of each of (a) and (b) above, where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
     4.11. Intellectual Property. Borrower and each of its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted except for such intellectual property for which the failure to own or have such a legal right to use would not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 4.11 is a list of all patents, patent applications, trademarks, trademark applications and registered copyrights owned by Borrower or any of its Subsidiaries. No claim has been asserted and is pending by any Person challenging or questioning the use by Borrower or any of its Subsidiaries of any of its Intellectual Property or the validity or enforceability of any such Intellectual Property, nor does any Credit Party know of any such threatened claim, and to the best knowledge of the

Credit Parties, the use of such Intellectual Property by Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
     4.12. No Burdensome Restrictions. No applicable Law or Contractual Obligation of Borrower or any of its Subsidiaries would be reasonably expected to have a Material Adverse Effect
     4.13. Taxes. Borrower and each of its Subsidiaries has filed or caused to be filed all federal and state and all other material tax returns and reports required to be filed, and have paid (a) all amounts shown therein to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing, except for such taxes that are not yet delinquent or as are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves determined in accordance with GAAP have been established, unless the failure to make any such payment could give rise to an immediate right to foreclose on a Lien securing such amounts. No tax claim or assessment has been asserted against Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
     4.14. ERISA Compliance.
          (a) Except to the extent it would not reasonably be expected to result in a Material Adverse Effect: (i) each Employee Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws, (ii) each Employee Benefit Plan sponsored by the Borrower or a Subsidiary that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or the prototype sponsor has received a favorable opinion letter or an application for such a letter is currently pending before the IRS with respect thereto or will be timely applied for and, to the best knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification and (iii) the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Pension Plan.
          (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that would be reasonably be expected to have a Material Adverse Effect. To the best knowledge of Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in liability of $1 million or more; (ii) no Pension Plan has any Unfunded Pension Liability that would reasonably be expected to result in a Material Adverse Effect; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that would reasonably be expected to result in a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4203 of ERISA with respect to a Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA and result in liability of $1 million or more.
          (d) (i) No liability to the PBGC (other than required premium payments) has been or is expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates, and (ii) no liability to the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA that would reasonably be expected to result in a Material Adverse Effect has been or is expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates.
          (e) Except as would not reasonably be expected to result in material liability, Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
     4.15. Margin Regulations; Investment Company Act; Reportable Transactions.
          (a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each borrowing of Loans or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be margin stock.
          (b) None of the Credit Parties, any Person controlling a Credit Party, or any Subsidiary (i) is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all of a portion of the Obligations unenforceable, or (ii) is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
          (c) The Credit Parties do not intend to treat any of the Loans, the Letters of Credit or any related transaction as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event a Credit Party determines that it will take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If a Credit Party so notifies the Administrative Agent, any Lender may treat its Loans (and its participation interests in Letters of Credit and Swing Line Loans) as subject to Treasury Regulation Section 301.6112-1, and such Lender will maintain any lists and other records required thereby.

     4.16. Subsidiaries. Set forth on Schedule 4.16, with respect to each Credit Party, is the jurisdiction of organization, Equity Interests (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), and ownership and ownership percentages of each Subsidiary of such Credit Party. The Equity Interests of each Credit Party have been validly issued, fully paid and are non-assessable and owned free of Liens other than Permitted Liens. The Equity Interests are not subject to any option, warrant, call, right, commitment, buy-sell, voting trust, shareholder agreement or other similar agreement except as identified on Schedule 4.16. Schedule 4.16 identifies (a) each HMO Subsidiary and the Illinois Subsidiary and (b) each Subsidiary, if any, that is an Immaterial Subsidiary. The Credit Parties have no Subsidiaries other than those specifically disclosed in Schedule 4.16.
     4.17. Purpose of Credit Extensions. The Credit Extensions will be used by the Borrower solely for the purposes set forth in Section 2.6.
     4.18. Environmental Compliance. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. Neither Borrower nor any of its Subsidiaries nor, to any Credit Party’s best knowledge, any predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current requirements pursuant to or under applicable Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of Borrower and its Subsidiaries, no event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate would reasonably be expected to have, a Material Adverse Effect.
     4.19. Disclosure; No Material Misstatements. None of the information, reports, financial statements, exhibits or schedules, taken as a whole, furnished by or on behalf of Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of the Credit Documents or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not materially misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of the Credit Parties represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule, it being understood that forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, and no assurance can be given that any forecasts or projections will be realized. There are no facts known to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
     4.20. Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect:
          (a) There are no strikes or lockouts against Borrower or any of its Subsidiaries pending or, to the best knowledge of the Credit Parties, threatened;
          (b) The hours worked by and payments made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any case where a Material Adverse Effect would reasonably be expected to occur as a result of the violation thereof;
          (c) There is no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the best knowledge of Borrower, threatened against any of them;
          (d) All payments due from Borrower or any of its Subsidiaries, or for which any claim may be made against Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or its respective Subsidiary; and
          (e) Each of Borrower and its Subsidiaries is not party to a collective bargaining agreement.
     Set forth on Schedule 4.20 is a summary of all labor matters pending or, to the best knowledge of the Credit Parties, threatened by or against the Borrower or any of its Subsidiaries. None of such labor matters, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     4.21. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Credit Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or applicable Subsidiary operates; provided that the Borrower and its Subsidiaries may self-insure in accordance with normal industry practice.
     4.22. Collateral Documents. The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Secured Obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein owned by the Credit Parties and:
          (a) with respect to all such Collateral that may be perfected by filing, recording or registering a financing statement under the Uniform Commercial Code as in effect, when financing statements in appropriate form are filed in the appropriate offices for the locations specified in the schedules to the Pledge and Security Agreement, and
          (b) with respect to all such Collateral that is Intellectual Property, when notices of the grants of security interests in such Collateral in appropriate form are duly recorded in the United States Patent and Trademark Office or the United States Copyright Office, as appropriate, then the Pledge and Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral identified in clauses (i) and (ii) above, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), in each case prior and superior in right to any Lien other than Permitted Liens; provided, however, that additional filings in the United States Patent and Trademark Office and United States Copyright Office may be necessary with respect to the perfection of the Collateral Agent’s Lien in United States registrations and applications for trademarks, patents and copyrights which are filed by, issued to, or acquired by the Credit Parties after the date hereof and, provided, further that additional filings and/or other actions may be required to perfect the Collateral Agent’s Lien in Intellectual Property created under the laws of a jurisdiction outside the United States.
     4.23. Location of Property. Set forth on Schedule 4.23(a) is a complete and correct list of all real property located in the United States that is owned or leased by Borrower or any of its Subsidiaries, including the complete street address. Set forth on Schedule 4.23(b) is a complete and correct list of all locations where, to the Borrower’s best knowledge, any tangible personal property of Borrower or any of its Subsidiaries is located, including the complete street address. Set forth on Schedule 4.23(c) is the chief executive office and principal place of business of Borrower and each of its Subsidiaries.
     4.24. Fraud and Abuse. To the knowledge of the Authorized Officers of the Credit Parties, neither the Borrower nor any of its Subsidiaries nor any of their respective officers, directors or Contract Providers have engaged in any activities that are prohibited under any applicable provision of the Social Security Act and the regulations promulgated thereunder, including HIPAA, Medicare Regulations, Medicaid Regulations or binding rules of professional conduct.
     4.25. Licensing and Accreditation.
          (a) Except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, each of Borrower and its Subsidiaries: (i) has obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (ii) has obtained and maintains in good standing all required licenses; (iii) to the extent prudent and customary in the industry in which it is engaged, has obtained and maintains accreditation from all generally recognized accrediting agencies; (iv) has entered into and maintains in good standing its status as a Medicare provider or supplier and as a Medicaid provider or supplier; (v) has complied with the terms of all Medical Reimbursement Program Provider Agreements to which it is a party; (vi) has implemented and maintains a compliance program designed to provide effective internal controls to promote adherence to, and to prevent and detect material violations of, any applicable HMO Regulations, Medicaid Regulations and Medicare Regulations; and (vii) has implemented and maintains policies consistent with HIPAA on or before the date that any provision thereof becomes applicable to Borrower or any of its Subsidiaries. To the knowledge of the Credit Parties, each Contract Provider is duly licensed by each state, state agency, commission or other Governmental Authority having jurisdiction over the provisions of such services by such Person in the locations where the Borrower or any of its Subsidiaries conduct business, to the extent such licensing is required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable the Borrower or any of its Subsidiaries to operate as currently operated and as contemplated to be operated. To the knowledge of the Credit Parties, all such required licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.
          (b) The accounts receivable of each Credit Party have been adjusted to reflect, in all material respects, the reimbursement policies (both those most recently published in writing as well as those not in writing that have been verbally communicated to such Credit Party) of any Medical Reimbursement Program applicable to such Credit Party. In particular, such accounts receivable do not and shall not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges.
     4.26. No Restricted Junior Payments. Since December 31, 2006, neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.6.
     4.27. Material Contracts. Schedule 4.27 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.
     4.28. Solvency. The Borrower and its Subsidiaries, taken as a whole, are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, Solvent.
     4.29. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 5. AFFIRMATIVE COVENANTS
     Until the Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Credit Parties will, and will cause each of their Subsidiaries to:
     5.1. Financial Statements and Other Reports. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
          (a) Annual Financial Statements.
          (i) As soon as available, and in any event within 95 days after the end of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year, together with related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, in each case setting forth in comparative form consolidated figures for the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and audited by an independent registered public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion (A) shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur), (B) shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), (C) shall not be limited as to the scope of the audit or qualified as to the status of the Borrower and its Subsidiaries as a going concern or any other material qualifications or exceptions, and (D) shall include a written statement by such independent registered public accounting firm to the effect that such financial statements fairly present the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (which statement shall be without a “going concern” or like qualification or exception) and stating, to the extent provided by such independent registered public accounting firm, (1) that their audit examination has included a review of the terms of Section 6.15 of this Agreement and the related definitions, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.15 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any

Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof, and
          (ii) within ten days of the required date for delivery to the applicable state after the end of each Fiscal Year of the Borrower, with respect to each HMO Subsidiary, annual financial statements prepared in accordance with SAP.
          (b) Quarterly Financial Statements.
          (i) As soon as available, and in any event within 50 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter, in which case within the time for delivery of annual financial statements as set forth in subsection (a)), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a Financial Officer Certification with respect thereto, and
          (ii) within five days of the required date for delivery to the applicable state after the end of each Fiscal Quarter of the Borrower (other than the fourth Fiscal Quarter, in which case within the time for delivery of annual financial statements as set forth in subsection (a)), with respect to each HMO Subsidiary, quarterly financial statements prepared in accordance with SAP.
          (c) [Reserved]
          (d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such sections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
          (e) Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower shall only effect or permit any change referred to in the preceding sentence if all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed; and
          (f) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Borrower shall indicate in writing whether such document or notice contains Nonpublic Information. Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 or any other provision of this Agreement hereof contains Nonpublic Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Borrower, its Subsidiaries and their securities.
     5.2. Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
          (a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b), a duly completed Compliance Certificate signed by an Authorized Officer of the Borrower (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (ii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iii) including a summary of all material changes in GAAP and in the consistent application thereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants (and determination of the applicable pricing level under the definition of “Applicable Margin”) before and after giving effect to such changes;
          (b) concurrently with the delivery of the quarterly financial statements referred to in Section 5.1(b), written notification of Investments during such Fiscal Quarter by Borrower or any of its Subsidiaries in any HMO Subsidiary that, individually or in the aggregate in any Fiscal Year of the Borrower, exceed the greater of 10% of the HMO Subsidiary’s applicable Statutory Net Worth requirement or $10,000,000 in any Fiscal Year (in each case as determined in accordance with SAP at the immediately preceding Fiscal Year-end determination thereof); provided that, to the extent such Investments, individually or in the aggregate, materially deviate from the Financial Plan delivered pursuant to Section 5.2(d), written notification of such Investments shall be provided not later than fifteen days following the end of the calendar month during which such Investments are made;
          (c) [Reserved];

          (d) within sixty days following the end of each Fiscal Year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, summary pro forma financial information for the next Fiscal Year with respect to each calendar month thereof and other information reasonably requested by Administrative Agent (a “Financial Plan”);
          (e) within 120 days after the end of each Fiscal Year of the Borrower, a schedule setting forth in reasonable detail the reinsurance arrangements maintained by each of the HMO Subsidiaries of the Borrower as of the end of such Fiscal Year (with any changes subsequent to the end of such Fiscal Year described therein);
          (f) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
          (g) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
          (h) promptly after any Credit Party has notified the Administrative Agent of its intention to treat any of the Loans, the Letters of Credit or any related transaction as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form thereto; and
          (i) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.2(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Appendix B; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.2(a) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     5.3. Notification. Promptly notify the Administrative Agent:
          (a) (i) of the occurrence of any Default or Event of Default, (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(e), or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;
          (b) of any matter, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case, that has resulted or would reasonably be expected to result in a liability in excess of $10,000,000.
          (c) of the occurrence of any ERISA Event, including, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and to provide upon request of Administrative Agent, with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Pension or Multiemployer Plan as Administrative Agent shall reasonably request;
          (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;
          (e) of any Adverse Proceeding or the institution of, or non-frivolous threat of, any Adverse Proceeding affecting any Credit Party not previously disclosed in writing by Borrower to Lenders in which the amount involved or relief sought would reasonably be expected to be in excess of $10,000,000;
          (f) of the institution of any investigation or proceeding against such Person (or, to the best knowledge of the Credit Parties, any Contract Provider) to suspend, revoke or terminate (or that may result in the termination of) its status as a Medicaid provider or supplier or its status as a Medicare provider or supplier or its participation in a Medical Reimbursement Program, or any such investigation or proceeding that may result in an Exclusion Event;
          (g) of its receipt of any notice of intent to exclude, any notice of proposal to exclude issued by the OIG or any other Exclusion Event (together with a copy of any such notice);
          (h) of its receipt of any notice of loss or threatened loss of accreditation, loss of participation under any reimbursement program or loss of applicable health care license or certificate of authority of any HMO Subsidiary, and any other material deficiency notices, compliance orders or adverse reports issued by any HMO Regulator or other Governmental Authority or private insurance company pursuant to a provider agreement that, if not promptly complied with or cured, could result in the suspension or forfeiture of any license, certification, or accreditation necessary for such HMO Subsidiary to carry on its business as then conducted or the termination of any insurance or reimbursement program available to any HMO Subsidiary (in each case together with a copy of any such notice);
          (i) of its receipt of any correspondence from an HMO Regulator asserting that the Borrower or any of its Subsidiaries is not in compliance in all material respects with HMO Regulations or threatening action against the Borrower or any of its Subsidiaries under the HMO Regulations (together with a copy of such correspondence); or
          (j) of the occurrence of any HMO Event upon any Authorized Officer of the Borrower becoming aware thereof.
     Each notice pursuant to this Section shall be accompanied by a statement of a Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.3(a) shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.
     5.4. Preservation of Existence; Licensing.
          (a) Continue to engage in business of the same general type as conducted by it on the date hereof and similar or related businesses (including, without limitation, pharmacy benefit management companies and related businesses), and except as a result of or in connection with a transaction permitted pursuant to Section 6.4 or 6.5, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business.
          (b) Preserve and maintain (i) the licensing and certification of each HMO Subsidiary pursuant to the HMO Regulations, (ii) all certifications and authorizations necessary to ensure that the HMO Subsidiaries are eligible for all reimbursements available under the HMO Regulations to the extent applicable and (iii) all licenses, permits, authorizations and qualifications required under the HMO Regulations in connection with the ownership or operation of HMOs.

     5.5. Books and Records. Maintain (a) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves) and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary.
     5.6. Compliance with Laws. Comply with all laws, rules, regulations, orders and restrictions applicable to it and its property that are imposed by any Governmental Authority, except where (a) such requirement is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     5.7. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty or fine accrues thereon, (b) all lawful claims (including claims for labor, materials and supplies) that, if unpaid, would by law become a Lien upon its property and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided, however, that Borrower and its Subsidiaries shall not be required to pay any such Tax, claim or Indebtedness that is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Person, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would reasonably be expected to have a Material Adverse Effect; provided, further, that Borrower and its Subsidiaries shall in any event pay such Taxes, claims or Indebtedness not later than five (5) days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against Borrower or any of its Subsidiaries or any of their properties or assets as a result of the failure to make such payment.
     5.8. Maintenance of Insurance. Maintain in full force and effect insurance (including workers’ compensation insurance, liability insurance and casualty insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as otherwise required by the Collateral Documents). The Collateral Agent shall be named as loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty days prior written notice before any such policy or policies shall be altered or canceled. The present insurance coverage of Borrower and its Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.8.
     5.9. Maintenance of Properties. Maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     5.10. Performance of Obligations .. Perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements and other debt instruments to which it is a party or by which it is bound.
     5.11. Inspection Rights. Upon reasonable notice and during normal business hours (or, following the occurrence and during the continuation of an Event of Default, at any time without notice), permit representatives appointed by the Administrative Agent, including independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person.
     5.12. Use of Proceeds. Use the proceeds of the Credit Extensions in accordance with Section 2.6.
     5.13. Joinder of Additional Guarantors. If any Person becomes a direct or indirect Domestic Subsidiary of any Credit Party, the Borrower shall (a) notify the Administrative Agent thereof within ten days after an Authorized Officer has knowledge thereof, and (b) (other than with respect to a Domestic Subsidiary that is an HMO or is in the process of obtaining a license to become an HMO) within forty-five days thereafter, (i) cause each such Domestic Subsidiary to become a Guarantor by execution of a Counterpart Agreement, (ii) deliver with the Counterpart Agreement such supporting resolutions, incumbency certificates, corporate formation and organizational documentation, opinions of counsel, and all such documents, instruments, agreements and certificates similar to those described in Sections 3.1(j) and 3.1(k) as the Administrative Agent may reasonably request, and (iii) deliver stock certificates and related pledge agreements or pledge joinder agreements evidencing the pledge of one hundred percent (100%) of the Equity Interests of each direct or indirect Domestic Subsidiary of the Borrower and sixty-five percent (65%) (or such greater percentage that would not result in material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary directly owned by each such Domestic Subsidiary to secure the obligations of the Guarantors under the Credit Documents, together with undated stock transfer powers executed in blank.
     5.14. Pledged Assets. Each Credit Party, at its expense, will cooperate with and assist the Administrative Agent and the Collateral Agent (i) to establish and maintain a perfected first priority security interest (subject to Permitted Liens) in all of its personal property, assets and all proceeds and accessions therefrom (other than (a) fixed or capital assets and associated intangible assets that are the subject of financing and prior Liens permitted hereunder, the terms of which expressly prohibit the grant of a security interest in favor of any other party, (b) rights under leases of personal property, contracts, licenses or other agreements, the terms of which expressly prohibit the grant of a security interest in favor of any other party and (c) any assets or Equity Interests of an Immaterial Subsidiary) to secure the Obligations as contemplated herein and in the Collateral Documents, and (ii) to effect fully the purposes of the Credit Documents.
     5.15. Lenders Meetings. Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.
     5.16. Environmental.
          (a) Environmental Disclosure. Borrower will deliver to Administrative Agent and Lenders:
          (i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports in its control or reasonably available to Borrower of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;
          (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
          (iii) as soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;
          (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that would reasonably be expected to (A) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and
          (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
          (b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.17. Interest Rate Protection. No later than ninety (90) days following the conversion of any Credit-Linked Purchase to a funded Term Loan and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent and GSCP, in order to ensure that no less than 50% of the aggregate principal amount of the total Indebtedness (except for the Revolving Loans) for borrowed money of Borrower and its Subsidiaries determined on a quarterly basis is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate; provided, however, that if the net amount of Indebtedness, after giving effect to Cash on hand held in interest bearing accounts and interest earning Cash Equivalents of the Borrower and its Subsidiaries, is less than $100,000,000, such amount shall not be required to be subject to this Section 5.17.
     5.18. Maintenance of Ratings. Unless otherwise consented to by Agents or Requisite Lenders, at all times, Borrower shall use commercially reasonable efforts to maintain corporate family and facility ratings issued by Moody’s and S&P with respect to its senior secured debt with respect to this Agreement.
     5.19. Real Estate Assets.
          (a) In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in subsection (b) below with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.
          (b) In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Guarantor:
          (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each owned Material Real Estate Asset;
          (ii) an opinion of counsel in each state in which each owned Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state;
          (iii) in the case of each Leasehold Property that is a Material Real Estate Asset, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest;
          For each location where Borrower or any Guarantor maintains any material amount (fair market value of $10,000 or more) of its tangible personal property (including goods, inventory and equipment), Borrower or Guarantors, as applicable, shall make commercially reasonable efforts to obtain a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K hereto
          (iv) (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each owned Material Real Estate Asset (each, a “Title Policy”), in amounts not less than the fair market value of each such Material Real Estate Asset, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each owned Material Real Estate Asset in the appropriate real estate records; and

          (v) flood certifications with respect to each owned Material Real Estate Asset and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent.
     5.20. Credit-Linked Letter of Credit. The Credit Parties covenant that they (a) shall not allow any drawing under any Credit-Linked Letter of Credit except (i) upon the final, non-appealable Judgment and only in the amount thereof or (ii) upon the binding settlement and release of all claims related to the Judgment and not in excess of such settlement amount and (b) shall cause the beneficiary of the Credit-Linked Letter of Credit to certify to the Administrative Agent and Issuing Bank as to the amount of such final, non-appealable Judgment or settlement, as applicable, prior to the drawing thereon. The term “final, non-appealable Judgment” means that all available appeals to the United States Court of Appeals for the Seventh District and the Supreme Court of the United States have been exhausted; the time for any motion for reargument, rehearing, or reconsideration has expired; and there are no further proceedings in the district court on remand from the Supreme Court of the United States or from the United States Court of Appeals for the Seventh Circuit.
     5.21. Post-Closing Matters. The Credit Parties shall execute and deliver the documents and complete the tasks set forth on Schedule 5.21, in each case within the time limits specified on such schedule.
     5.22. Consummation of the Transactions Contemplated by Convertible Senior Notes Documents.
          (a) Within one (1) Business Day of the consummation of the issuance of the Convertible Senior Notes, the Credit Parties shall deliver to the Administrative Agent a fully executed or conformed copy of the Convertible Senior Notes Indenture. Within five (5) Business Days of the consummation of the issuance of the Convertible Senior Notes, the Credit Parties shall deliver to the Administrative Agent a fully executed or conformed copy of each Convertible Senior Notes Document not previously delivered to the Administrative Agent pursuant to the preceding sentence and any documents executed in connection therewith. Each Convertible Senior Notes Document shall include terms and provisions reasonably satisfactory to Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent; and
          (b) Within one (1) Business Day of the consummation of the issuance of the Convertible Senior Notes, Borrower shall have received net proceeds (including net of fees and expenses relating to transactions contemplated thereby and net of costs and expenses relating to the Spread Overlay Agreements) from the issuance of the Convertible Senior Notes in an aggregate amount in cash of not less than $200,000,000.

SECTION 6. NEGATIVE COVENANTS
     Until the Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Credit Parties will not, and will not permit any of their Subsidiaries to:
     6.1. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under the intellectual property laws, rules or procedures, other than the following:
          (a) Liens pursuant to any Credit Document securing the Obligations;
          (b) Liens existing on the date hereof and listed on Schedule 6.1 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.3(b);
          (c) Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
          (d) carriers’, warehousemen’s, mechanics’, materialmen’s, supplier’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
          (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
          (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business (so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof);
          (g) easements, covenants, claims, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
          (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h) or securing appeal or other surety bonds related to such judgments;

          (i) Liens securing, or in respect of, obligations under Capital Leases, Synthetic Leases or equipment leases in the ordinary course of business and purchase money obligations for fixed or capital assets or equipment acquired in the ordinary course of business; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
          (j) Liens on the property or assets of any Person that becomes a Subsidiary of the Borrower following the Closing Date to the extent such Liens exist at the time such Person becomes a Subsidiary of the Borrower; provided such Liens are not created in contemplation thereof and do not extend to any property or assets of the Borrower or any of its Subsidiaries;
          (k) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;
          (l) any interest or title of a lessor under, and Liens arising from UCC financing statements (including precautionary UCC financing statements and any other equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
          (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (n) Liens deemed to exist in connection with Investments in repurchase agreements that constitute Investments permitted pursuant to Section 6.2 hereof;
          (o) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
          (p) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;
          (q) Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (A) Governmental Reimbursement Program Costs and (B) other actions or claims pertaining to the same or related matters, provided that the Borrower, in each case, shall have established adequate reserves for such claims or actions;
          (r) Liens in connection with Indebtedness permitted by Section 6.3(i);
          (s) Lien in favor of Bank of America, N.A. on certain cash collateral on account therewith in an amount not to exceed $51,442,272.20 required to be deposited in order to cash collateralize that certain outstanding letter of credit #3085765; and
          (t) Liens (other than blanket liens on any class of property) on specific items of property not otherwise permitted by the foregoing clauses hereof securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5,000,000.
     6.2. Investments. Make or permit to exist any Investments, except:

          (a) Cash and Cash Equivalents;
          (b) Investments existing on the date hereof and listed on Schedule 6.2(b);
          (c) Support Obligations permitted by Section 6.3(c);
          (d) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including risk-sharing incentive payments and similar items);
          (e) Investments consisting of Equity Interests, obligations, securities, promissory notes and other non-cash consideration or other property received in settlement of accounts receivable (created and regularly accepted in the ordinary course of business) from bankrupt obligors;
          (f) advances or loans to directors, officers and employees that do not exceed $5,000,000 in the aggregate at any one time outstanding;
          (g) advances or loans to customers and suppliers in the ordinary course of business that do not exceed $2,000,000 in the aggregate at any one time outstanding;
          (h) Investments by Borrower and its Subsidiaries and Affiliates in and to Domestic Subsidiaries;
          (i) Investments by Borrower or any of its Subsidiaries that comply with the Investment Policy, as set forth on Schedule 6.2(k);
          (j) (i) Required Advances; (ii) amounts advanced under a state defined discount program at any time outstanding; and (iii) other advances to Contract Providers in an amount not to exceed (A) with respect to any Contract Provider (and its Affiliates) individually, $2,000,000 in the aggregate at any time outstanding and (B) with respect to Contract Providers collectively, the dollar equivalent of one percent (1.0%) of the aggregate annual consolidated medical expenses for the prior Fiscal Year plus amounts advanced under a state defined discount program at any time outstanding;
          (k) Permitted Acquisitions, the consideration for which constitutes (i) less than $25,000,000 in the aggregate in any Fiscal Year, and (ii) less than $75,000,000 in the aggregate from the Closing Date to the date of determination;
          (l) to the extent constituting an Investment, the Spread Overlay Agreements; and
          (m) Investments of a nature not contemplated in the foregoing subsections in an amount not to exceed $30,000,000 in the aggregate at any time outstanding.
Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.6.

     6.3. Indebtedness. Create, incur, assume, guaranty or suffer to exist any Indebtedness, except:
          (a) Indebtedness under the Credit Documents;
          (b) Indebtedness outstanding on the date hereof and listed on Schedule 6.3 and any refinancings, refundings, renewals or extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced (including any fees and premiums associated therewith) or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;
          (c) unsecured intercompany Indebtedness owing by Borrower or any of its Subsidiaries to Borrower or any other Subsidiary of Borrower (subject, however, to the limitations of Section 6.8 in the case of Borrower or its Subsidiary extending the loan, advance or credit); provided, (i) all such Indebtedness other than existing Surplus Notes shall be evidenced by an Intercompany Note, which shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of an Intercompany Note, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;
          (d) obligations to make contingent payments (including, without limitation, earn-out payments) incurred in connection with Permitted Acquisitions provided that (i) the maximum amount of cash payments made in respect of such obligations shall not exceed $20,000,000 in the aggregate and (ii) such obligations shall be expressly subordinated in right of payment to the prior payment of the loans and obligations under this Agreement and the other Credit Documents on the terms and conditions and evidenced by documentation satisfactory to the Administrative Agent and the Required Lenders;
          (e) Support Obligations of Borrower or any of its Subsidiaries in respect of Indebtedness otherwise permitted hereunder; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;
          (f) obligations (contingent or otherwise) of Borrower or any of its Subsidiaries existing or arising under any Interest Rate Agreement, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

          (g) Indebtedness in respect of Capital Leases, Synthetic Lease obligations and purchase money obligations hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding, provided that (A) such Indebtedness when incurred shall not exceed the purchase price of the assets financed, and (B) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;
          (h) Indebtedness arising or existing with respect to Governmental Reimbursement Program Costs;
          (i) unsecured Indebtedness of the Borrower or any of its Subsidiaries consisting of surety bonds and unsecured Support Obligations of the Borrower in respect of Indebtedness of any of its Subsidiaries, in each case, provided in the ordinary course of business to comply with requirements of any Governmental Authority;
          (j) unsecured Indebtedness of the Borrower consisting of surety bonds to secure additional interest on the Judgment, the payment of the plaintiff’s attorneys’ fees and interest thereon in connection with the Judgment in an aggregate principal amount of up to $30,000,000 at any time outstanding;
          (k) unsecured Indebtedness under a shelf registration in an aggregate principal amount up to $400,000,000, provided that (A) such obligations shall: (i) mature no earlier than September 1, 2012; (ii) not provide for any scheduled payments of principal prior to maturity; (iii) be expressly subordinated in right of payment to the prior payment of the Loans and Obligations hereunder and the other Credit Documents, irrespective of any amendment, modification, extension, renewal or refinancing thereof; (iv) provide that upon the occurrence and continuance of an Event of Default hereunder, the Borrower shall cease making payments due on such obligations without any right of acceleration or other action against the Borrower (the “Payment Blockage”); provided however, that in the case of an occurrence and continuance of an Event of Default described in paragraphs (b) through (n), inclusive, of Section 8.1 hereof (a “Blockage Default”), the terms of such obligations may provide that the Borrower shall be permitted to resume payments due on such obligations upon the earlier of the date such Blockage Default is cured or waived or ceases to exist or 179 days after notice of such Blockage Default is provided to the representative of such obligations (the period during which the Payment Blockage is in effect, the “Payment Blockage Period”); provided further, that the terms of such obligation may provide that the total number of days of any Payment Blockage Period may not exceed 179 days in the aggregate during any 360 consecutive day period (it being understood that for purposes of this clause (iv), no Blockage Default that existed or was continuing on the date of the commencement of any Payment Blockage Period shall be the basis of the commencement of a subsequent Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such Blockage Default shall have been cured or waived for a period of not less than 90 days); and (B) the Borrower shall have delivered to the Administrative Agent a compliance certificate demonstrating all of the following on a pro forma basis after giving effect thereto: (i) the Leverage Ratio is no greater than 2.0:1.0; (ii) compliance with the financial covenants hereunder and reaffirming that the representations and warranties made hereunder are true and complete in all material respects as of such date; and (iii) that no Default or Event of Default exists;
          (l) the Convertible Senior Notes Indebtedness in an amount not to exceed a principal amount equal to $260,00,000 in the aggregate;
          (m) unsecured Indebtedness under the Spread Overlay Agreements; and
          (n) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount of up to $10,000,000 at any time outstanding.
     6.4. Mergers and Dissolutions. Merge, dissolve, liquidate, consolidate with or into another Person, except that:
          (a) a Credit Party may be party to a transaction of merger or consolidation with another Credit Party, provided that if the Borrower is a party to such transaction, it shall be the surviving entity;
          (b) a Foreign Subsidiary may be party to a transaction of merger or consolidation with a Subsidiary of the Borrower, provided that (A) if a Domestic Subsidiary is a party thereto, it shall be the surviving entity and if such Domestic Subsidiary is not already a Credit Party, it shall execute and deliver such joinder and pledge agreements as may be necessary for compliance with the provisions of Sections 5.13 and 5.14, and (B) if a Foreign Subsidiary is a party thereto and a Domestic Subsidiary is not a party thereto, the surviving entity shall be a Foreign Subsidiary and the Borrower and its Subsidiaries shall be in compliance with the requirements of Sections 5.13 and 5.14;
          (c) a Domestic Subsidiary of the Borrower may be a party to a transaction of merger or consolidation with a Person other than Borrower or any of its Subsidiaries, provided that (A) the surviving entity shall be a Domestic Subsidiary of the Borrower and shall execute and deliver such joinder and pledge agreements as may be necessary for compliance with the provisions of Sections 5.13 and 5.14, (B) no Default or Event of Default shall exist immediately after giving effect thereto, and (C) the transaction shall otherwise constitute a Permitted Acquisition;
          (d) a Subsidiary of the Borrower may enter into a transaction of merger or consolidation in connection with an Asset Sale permitted under Section 6.5.
          (e) a wholly-owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs if no Material Adverse Effect would reasonably be expected to result on account thereof; or
          (f) PHP Holdings, Inc. (“PHP”) may be a party to a merger or consolidation with AMERIGROUP Florida, Inc. (“AMERIGROUP Florida”) or another HMO Subsidiary, provided that AMERIGROUP Florida or such other HMO Subsidiary shall be the surviving entity.

     6.5. Disposition of Assets. Make any Asset Sale or enter into any agreement to make any Asset Sale to or in favor of any Person (other than (x) disposals of obsolete, worn out or surplus property, (y) Investments permitted pursuant to Section 6.2 and (z) sales, transfers on dispositions of property to a Credit Party), unless (a) at least 75% the consideration paid therefor shall consist of Cash and Cash Equivalents, (b) if the subject transaction is a Sale and Leaseback Transaction, such transaction shall be permitted by Section 6.13, (c) if the subject transaction involves Equity Interests of a Subsidiary, the subject transaction is of a controlling interest in such Subsidiary, (d) the aggregate net book value of all assets sold, leased or otherwise disposed of shall not exceed $5,000,000 in any Fiscal Year, (e) no Default or Event of Default shall exist immediately after giving effect thereto, (f) the Borrower shall have delivered to the Administrative Agent a compliance certificate signed by an Authorized Officer demonstrating compliance with the financial covenants hereunder on a pro forma basis after giving effect to the subject disposition and reaffirming that the representations and warranties made hereunder are true and complete in all material respects as of such date, and (g) the Borrower shall have given written notice to the Administrative Agent at least ten days in advance of the prospective disposition, and the terms thereof, in sufficient detail as to the book value and consideration to be paid, terms of disposition, and net proceeds expected therefrom and intended application thereof.
     The Administrative Agent will promptly deliver to the Borrower upon request, at the Borrower’s expense, such release documentation (including delivery of applicable stock certificates) as may be reasonably requested to give effect to the release of subject property from the security interests securing the obligations hereunder in connection with Asset Sales permitted hereunder.
     6.6. Restricted Junior Payments. Declare or make, directly or indirectly, any Restricted Junior Payment; provided that (i) the Borrower may make regularly scheduled payments of interest and payments of Special Interest (as defined in the Convertible Senior Notes Indenture) in respect of the Convertible Senior Notes in accordance with the terms of, and only to the extent required by, and subject to any applicable subordination provisions contained in, the indenture or other agreement pursuant to which any such Indebtedness was issued, (ii) during any Fiscal Year, the Borrower may make Restricted Junior Payments of up to $15,000,000 plus 50% of the Borrower Net Income (or, if Borrower Net Income is negative, 100% of the Borrower Net Income) for the prior Fiscal Year so long as, in the case of any Restricted Junior Payment made pursuant to this clause (ii), (a) no Default or Event of Default shall have occurred and be continuing at the time of such payment or exist immediately after giving effect thereto and (b) the Borrower shall have delivered to the Administrative Agent a compliance certificate signed by an Authorized Officer demonstrating compliance with the financial covenants hereunder and a Minimum Liquidity of not less than $100,000,000, in each case, after giving effect to the subject Restricted Junior Payment and reaffirming that the representations and warranties made hereunder are true and complete in all material respects as of such date; provided, however, that (A) the Minimum Liquidity condition shall not apply to any distribution in the form of cash settlements with respect to either the Spread Overlay Agreements in accordance with the terms thereof or the early conversion of the Convertible Senior Notes in accordance with the terms thereof and (B) the Minimum Liquidity condition shall only apply to Restricted Junior Payments (other than those described in the preceding clause (A)) in excess of an aggregate amount of $15,000,000 of such Restricted Junior Payments made pursuant to this clause (ii), (iii) the Borrower may make distributions in the form of cash settlements with respect to the early conversion of the Convertible Senior Notes so long as, in the case of any Restricted Junior Payment made pursuant to this clause (iii), (a) no Default or Event of Default shall have occurred and be continuing at the time of such payment or exist immediately after giving effect thereto and (b) the Borrower shall have delivered to the Administrative Agent a compliance certificate signed by an Authorized Officer demonstrating compliance with the financial covenants hereunder and a Minimum Liquidity of not less than $100,000,000, in each case, after giving effect to the subject Restricted Junior Payment and reaffirming that the representations and warranties made hereunder are true and complete in all material respects as of such date and (iv) the Borrower may make distributions in the form of cash settlements with respect to the Spread Overlay Agreements in accordance with the terms thereof, and only to the extent required thereby, so long as the Borrower receives within thirty (30) days of such distribution a cash payment in connection with such cash settlement of not less than the amount of such distribution.
     6.7. Modifications in respect of Indebtedness.
          (a) After the issuance thereof, amend or modify (or permit the amendment or modification of) the terms of any Indebtedness in a manner adverse to the interests of the Lenders (including specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto but excluding, for the avoidance of doubt, any amendment or modification with respect to (x) the Convertible Senior Notes Documents or the Spread Overlay Agreements to facilitate the issuance of the “green shoe” and (y) the Convertible Senior Notes Documents or the Spread Overlay Agreements to address any accounting change after the Closing Date);
          (b) Amend or modify, or permit or acquiesce to the amendment or modification (including waivers) of, any material provisions of any subordinated Indebtedness, including any notes or instruments evidencing any subordinated Indebtedness and any indenture or other governing instrument relating thereto in a manner adverse to the interests of the Lenders;
          (c) Make any payment in contravention of the terms of any subordinated Indebtedness; or
          (d) Except in connection with a refinancing or refunding permitted hereunder, make any prepayment, redemption, defeasance or acquisition for value of (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of any Indebtedness (other than the Indebtedness under the Credit Documents and intercompany Indebtedness permitted hereunder) other than regularly scheduled payments of principal and interest on such Indebtedness.
     6.8. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of a Credit Party, whether or not in the ordinary course of business, other than (a) advances of working capital to any Credit Party other than the Borrower, (b) transfers of cash and assets to any Credit Party other than the Borrower, (c) transactions permitted by Sections 6.02, 6.03, 6.04, 6.05, and 6.06, (d) normal compensation and reimbursement of expenses of officers and directors, (e) transactions between or among Credit Parties, (f) transactions described on Schedule

6.8, and (g) except as otherwise specifically limited in this Credit Agreement, other transactions that are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.
     6.9. Change in Nature of Business; Fiscal Year.
          (a) Engage in any material line of business substantially different from (i) those lines of business conducted by the Borrower and its Subsidiaries on the date hereof, (ii) pharmacy benefit management companies or (iii) any business substantially related or incidental to the foregoing; and
          (b) Change its fiscal year without the prior written consent of the Required Lenders.
     6.10. Foreign Subsidiaries. Form or acquire any Foreign Subsidiaries without the prior written consent of the Required Lenders.
     6.11. No Further Negative Pledges. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits to the Borrower or any other Subsidiary of the Borrower, (b) pay any Indebtedness or other obligation to the Borrower or any other Subsidiary of the Borrower, (c) make loans, advances or capital contributions to the Borrower or any other Subsidiary of the Borrower, (d) sell, lease or otherwise transfer any of its properties or assets to the Borrower or any other subsidiary of the Borrower, or (e) act as a Guarantor or grant a Lien on or a pledge of its assets in connection with Indebtedness under the Credit Documents, except, in each case, for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents; (ii) pursuant to the terms of any Indebtedness in respect of purchase money obligations permitted by Section 6.3(g) to the extent such limitations relate only to the property that is the subject of such financing; (iii) applicable law; (iv) pursuant to the terms of any existing Indebtedness as in effect on the date hereof and refinancings, refunding, renewals or extensions thereof permitted under this Agreement; (v) purchase and sale agreements limiting the transfer of the subject assets pending closing; (vi) agreements relating to assets acquired by the Borrower or a Subsidiary in a transaction permitted under this Agreement; provided that such agreements existed at the time of such acquisition, were not put into place in anticipation of such acquisition and are not applicable to any assets other than the assets so acquired; (vii) any agreement in effect with respect to a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower; provided that such agreement existed at the time of such acquisition and was not put into place in anticipation of such acquisition and is not applicable to any Person other than the Person so acquired; (viii) customary provisions restricting subletting, assignments or other transfers in leases, licenses and other contracts entered in the ordinary course of business; and (ix) agreements with respect to Indebtedness secured by Liens permitted by Section 6.1 that restrict the ability to transfer the assets securing such Indebtedness.

     6.12. Ownership of Subsidiaries; Limitations on Borrower. Notwithstanding any other provisions of this Agreement to the contrary:
          (a) The Credit Parties will not permit Borrower or any of its Subsidiaries to (i) permit any Person (other than the Borrower or any wholly-owned Subsidiary of the Borrower) to own any Equity Interests of any Subsidiary of the Borrower, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary permitted under Section 6.4 or 6.5, (ii) permit any Subsidiary of the Borrower to issue any shares of preferred Equity Interests, (iii) permit, create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of the Borrower, except for Permitted Liens, or (iv) become a general partner in any partnership; and
          (b) The Borrower shall not (i) have any liabilities other than (A) the liabilities under or permitted by the Credit Documents, (B) tax liabilities in the ordinary course of business, (C) loans and advances permitted under Sections 6.2, 6.3 and 6.6 and (D) corporate, administrative and operating expenses in the ordinary course of business or (ii) engage in any business other than (A) owning the Equity Interests of its Subsidiaries and activities incidental or related thereto and (B) acting as a borrower hereunder and pledging its assets to the Collateral Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party.
     6.13. Sale and Leaseback Transactions. Neither the Borrower nor any of its Subsidiaries shall enter into any Sale and Leaseback Transaction unless such Sale and Leaseback Transaction constitutes Indebtedness in respect of purchase money obligations permitted by Section 6.3(g).
     6.14. Operating Lease Obligations. Neither the Borrower nor any of its Subsidiaries shall enter into, assume or permit to exist any obligations for the payment of rent under Operating Leases that in the aggregate for the Borrower and its Subsidiaries would exceed $30,000,000 in any Fiscal Year.
     6.15. Financial Covenants .
          (a) Leverage Ratio. Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2007, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
June 30, 2007	3.00:1.00
September 30, 2007	2.75:1.00
December 31, 2007	2.75:1.00
March 31, 2008	2.50:1.00
June 30, 2008	2.50:1.00
September 30, 2008	2.50:1.00

Fiscal Quarter	Leverage Ratio
December 31, 2008	2.25:1.00
March 31, 2009	2.25:1.00
June 30, 2009	2.25:1.00
September 30, 2009 and each Fiscal Quarter thereafter	2.00:1.00
          (b) Interest Coverage Ratio. Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2007, to be less than 3.00:1.00.
          (c) Statutory Net Worth Ratio. As of the end of each Fiscal Quarter, the Borrower will maintain:
          (i) For HMO Subsidiaries operating in states that require Risk-Based Capital reporting:
               (A) With respect to HMO Subsidiaries operating in states in which regulatory action may be taken against an HMO that does not maintain a minimum Statutory Net Worth threshold at a level equal to or greater than Company Action Level, such HMO Subsidiary shall maintain a ratio of Statutory Net Worth to Company Action Level Risk-Based Capital at a level no less than 1.10:1.0;
               (B) With respect to other HMO Subsidiaries, each such HMO Subsidiary shall maintain a ratio of Statutory Net Worth to the applicable state’s Statutory Net Worth requirement at a level no less than 1.15:1.0, provided that in no event will the amount required pursuant to this clause (B) be greater than the amount which would be required if clause (A) above were applicable to such HMO Subsidiary; and
          (ii) For HMO Subsidiaries operating in states that do not require Risk-Based Capital reporting, each such HMO Subsidiary shall maintain a ratio of Statutory Net Worth to the applicable state’s Statutory Net Worth requirement at a level equal to or greater than 1.15:1.0, provided that in no event will the amount required pursuant to this clause (ii) be greater than the amount which would be required if clause (i)(A) above were applicable to such HMO Subsidiary;
provided in each case that, so long as each HMO Subsidiary maintains at least the applicable minimum Statutory Net Worth threshold of the state in which it operates, (A) unregulated Cash and Cash Equivalents of the Borrower and (B) any unused availability under the Revolving Commitments may be included in the computation of Statutory Net Worth if necessary to comply with the applicable Statutory Net Worth ratio. Compliance with the Statutory Net Worth Ratio will be determined at the end of each Fiscal Quarter (using as the denominator in each case, for the first three Fiscal Quarters of each year, the prescribed level as of the end of the preceding Fiscal Year, and for the last Fiscal Quarter of each Fiscal Year, the prescribed level as of the end of such Fiscal Year).
          (d) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7 (but not for purposes of determining the Applicable Margin or Applicable Revolving Commitment Fee Percentage), Consolidated Adjusted EBITDA and the components of Consolidated Interest Expense shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Borrower) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
          (e) Any charges related to the Judgment or any settlement thereof (not to exceed the size of the Credit Facilities) shall be excluded from the calculation of the financial covenants in this Section 6.15.
     6.16. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (iii) described on Schedule 6.16.
     6.17. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.5 and Liens permitted pursuant to Section 6.1(a), no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
     6.18. Amendments or Waivers of with respect to Convertible Senior Notes Indebtedness, Subordinated Indebtedness and other Material Indebtedness . No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Convertible Senior Notes Indebtedness, subordinated Indebtedness or other material Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Convertible Senior Notes Indebtedness or subordinated or material Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Convertible Senior Notes Indebtedness or subordinated or material Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Convertible Senior Notes Indebtedness or subordinated or material Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders; provided, however, that any changes or amendments with respect to the Convertible Senior Notes Documents or the Spread Overlay Agreements necessary to facilitate the issuance of the “green shoe” or to address any accounting change after the Closing Date are, in each case, expressly permitted.
SECTION 7. GUARANTY
     7.1. Guaranty of the Obligations .. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
     7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such

Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
     7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
     7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

          (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
          (b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;
          (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
          (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against

Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and
          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
     7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed

Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.
     7.11. Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
     7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.
SECTION 8. EVENTS OF DEFAULT
     8.1. Events of Default. Any of the following shall constitute an Event of Default:
          (a) Non-Payment. The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any Letter of Credit Obligation, or (ii) within three Business Days after the same becomes due, (A) any interest on any Loan or on any Letter of Credit Obligation, or any commitment or other fee due hereunder, or (B) any other amount payable hereunder or under any other Credit Document; or
          (b) Specific Covenants. The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of:
          (i) Section 5.3, 5.4, 5.12, 5.13, or 5.14 or Section 6; or

          (ii) Section 5.1 or 5.2, and such failure continues five days after the earlier of an Authorized Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or
          (c) Other Defaults. The Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or
          (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false or misleading in any material respect when made or deemed made; or
          (e) Cross-Default. (i) Borrower or any of its Subsidiaries (A) fails to make any payment when due (beyond the applicable grace period, if any), whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder and Indebtedness under Interest Rate Agreements) having an individual principal amount of $5,000,000 or more or an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Interest Rate Agreement an early termination date or similar occurrence resulting from (A) any event of default under such Interest Rate Agreement as to which the Borrower or any Subsidiary is the defaulting party or (B) any termination event or similar termination occurrence under such Interest Rate Agreement as to which the Borrower or any Subsidiary is an affected party and, in either event, the Interest Rate Agreement Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $10,000,000; or
          (f) Insolvency Proceedings, Etc. Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or
          (g) Inability to Pay Debts; Attachment. (i) Borrower or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or
          (h) Judgments. Other than the Judgment, there is entered against Borrower or any of its Subsidiaries (i) a final judgment or order for the payment of money in any individual case an amount in excess of $10,000,000 or in the aggregate at any time an amount exceeding $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
          (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000, or (iii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or
          (j) Guaranties. Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 6.4 or 6.5, the guaranty given by any Guarantor (including any Person that becomes a Guarantor after the Closing Date in accordance with Section 5.13) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person that becomes a Guarantor after the Closing Date in accordance with Section 5.13) or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or
          (k) Invalidity of Credit Documents. (i) Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, (ii) any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents, or (iii) any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or
          (l) Change of Control; Designated Event. There occurs any Change of Control or Designated Event (as defined in the Convertible Senior Notes Indenture); or
          (m) HMO Event. (i) There occurs an HMO Event with respect to Borrower or any of its Subsidiaries (other than the Illinois Subsidiary) that would reasonably be expected to materially and adversely affect such Person and such HMO Event shall remain unremedied for ninety days after the occurrence thereof (or such lesser period of time, if any, as the HMO Regulator administering the HMO Regulations shall have imposed for the cure of such HMO Event), (ii) the HMO Subsidiaries, taken as a whole, shall suffer the loss of 13% or more of the enrolled recipients in the aggregate (other than as the result of any Asset Sale permitted hereunder) as measured from the beginning of the previous month or from the close of the immediately preceding fiscal year end that would result in a Material Adverse Effect; or
          (n) Exclusion Event. There shall occur an Exclusion Event that would result in a Material Adverse Effect; or
          (o) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or
          (p) Criminal Indictment or Criminal Investigation. In the event that the Borrower is subject to a criminal indictment or any criminal investigation, (i) the Administrative Agent and the Issuing Bank shall have the right to declare the occurrence of a Default if such indictment or investigation would reasonably be expected to have a Material Adverse Effect on the general affairs, management, financial position, stockholders’ equity or results of operations of the Borrower and its Subsidiaries, and (ii) that results in a conviction or other criminal outcome adverse to the Borrower, the Administrative Agent and the Issuing Bank shall have the right to declare an immediate Event of Default; or
          (q) Subordinated Provisions. Borrower or any Credit Party shall make any payment in violation of any subordination terms or conditions with respect to the Convertible Senior Notes.
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A)

the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) to pay) to Administrative Agent such additional amounts of cash as reasonably requested by Issuing Bank, to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding; and (E) the Credit-Linked Issuing Bank shall have the right to cause that a loan be made to the Borrower with Credit-Linked Deposits in an amount sufficient to cash collateralize the outstanding Credit-Linked Letter of Credit or require that a substitute letter of credit be issued in form and substance reasonably satisfactory to the Credit-Linked Issuing Bank.
SECTION 9. AGENTS
     9.1. Appointment of Agents. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes GSCP to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. Wachovia Bank is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Wachovia Bank to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GSCP, in its capacity as Syndication Agent, shall not have any obligations but shall be entitled to all benefits of this Section 9.
     9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Administrative Agent hereby agrees that it shall (i) furnish to GSCP, in its capacity as Arranger, upon GSCP’s request, a copy of the Register, (ii) cooperate with GSCP in granting access to any Lenders (or potential lenders) who GSCP identifies to the Platform and (iii) maintain GSCP’s access to the Information Site.
     9.3. General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, any Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issues by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
          (c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
     9.5. Lenders’ Representations, Warranties and Acknowledgment.

          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Credit-Linked Deposit and/or Revolving Loans on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
     9.6. Right to Indemnity .. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder and in any case, Administrative Agent’s resignation shall become effective on the thirtieth day after such notice of resignation. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Requisite Lenders or Administrative Agent, Administrative Agent, by notice to the Borrower and the Requisite Lenders, may retain its role as Collateral Agent under any Collateral Document. Except as provided in the immediately preceding sentence, any resignation or removal of Wachovia Bank or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Wachovia Bank or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If Wachovia Bank or its successor as Administrative Agent pursuant to this Section has resigned as Administrative Agent but retained its role as Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, Wachovia Bank or its successor may resign as Collateral Agent upon notice to the Borrower and the Requisite Lenders at any time. Any resignation or removal of Wachovia Bank or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Wachovia Bank or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (c) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.
     9.8. Collateral Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes and appoints Administrative Agent or Collateral Agent, as applicable,

on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.
          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.
          (c) Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement and Section 7.2 of the Pledge and Security Agreement.
SECTION 10. MISCELLANEOUS
     10.1. Notices.
          (a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender, or Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.

Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.
          (b) Electronic Communications.
          (i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent.
          (iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.
          (iv) Each of the Credit Parties, the Lenders, the Issuing Banks and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
     10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; provided that prior to the occurrence, and during the continuance, of a Default or Event of Default, reasonable attorney’s fees shall be limited to one primary counsel and, if reasonably required by the Administrative Agent, local or specialist counsel, provided further that no such limitation shall apply if counsel for the Administrative Agent determines in good faith that there is a conflict of interest that requires separate representation for any Agent; (d) all the reasonable costs and reasonable expenses of creating, perfecting and recording Liens in favor of Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses, Other Taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the reasonable costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the reasonable costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all reasonable costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     10.3. Indemnity.

          (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee; provided, further, that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to Tax matters, which shall be governed by Section 2.20. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

     10.5. Amendments and Waivers.
          (a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and the Issuing Bank; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
          (i) extend the scheduled final maturity of any Loan or Note;
          (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
          (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;
          (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;
          (v) extend the time for payment of any such interest or fees;
          (vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
          (vii) amend, modify, terminate or waive any provision of Section 2.13(b)(ii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
          (viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders and the Issuing Bank, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Credit-Linked Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;
          (ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

          (x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.
          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
          (i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
          (ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;
          (iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders or Revolving Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;
          (iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank;
          (v) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or
          (vi) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
          (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
     10.6. Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of (x) a written or electronic confirmation of an assignment issued by a Settlement Service pursuant to Section 10.6(d) (a “Settlement Confirmation”) or (y) an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day the Settlement Confirmation or Assignment Agreement is received by Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement or Settlement Confirmation shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):
          (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and
          (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to GSCP), consented to by each of Borrower and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $2,500,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Credit-Linked Participation or Term Loan of the assigning Lender) with respect to the assignment of Credit-Linked Participation or Term Loans.
          (d) Mechanics. Assignments of Credit-Linked Participations or Term Loans by Lenders may be made with a manually executed Assignment Agreement and delivery to Administrative Agent of an Assignment Agreement. Assignments and assumptions of Revolving Loans and Revolving Commitments shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c).
          (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
          (f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit

Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; (iv) the Credit-Linked Deposit funded by any Credit-Linked Lender pursuant to Section 2.1 shall not be released in connection with any assignment of its Credit-Linked Commitment but shall instead be purchased by the relevant assignee and continue to be held for application in accordance with the terms of Section 2.1 in respect of the Credit-Linked Commitment assigned to such assignee; and (v) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
          (g) Participations.
          (i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.
          (ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.
          (iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under

Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.
          (h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
     10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY

EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
     10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     10.17. Confidentiality. Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Bank) shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.
     10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.
     10.19. Counterparts .. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
     10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.
     10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.23. Release of PHP. Notwithstanding anything herein or in the other Credit Documents to the contrary, upon the merger or consolidation of PHP with AMERIGROUP Florida or another HMO Subsidiary pursuant to Section 6.4(f) hereof, the Lenders hereby (A) release, without further action or consent, PHP from its obligations and liabilities as (i) a Guarantor under Section 7 hereof, and (ii) a grantor under the Pledge and Security Agreement, (B) release their Lien in the Collateral pledged by PHP under the Collateral Documents, and (C) authorize the Administrative Agent and Collateral Agent to, and the Administrative Agent and Collateral Agent shall, execute any documents reasonably required in order to effectuate and evidence such releases.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AMERIGROUP CORPORATION

By:

Name:

Title:

PHP HOLDINGS, INC.

By:

Name:

Title:

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent and a Lender

By:

Authorized Signatory
[Signature Page to Credit and Guaranty Agreement]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and a Lender

By:

Name:

Title:

[Signature Page to Credit and Guaranty Agreement]

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT
Credit-Linked Commitments

		Pro
Lender	Credit-Linked Commitment	Rata Share
Goldman Sachs Credit Partners L.P.	$210,790,683.30	60.0%
Wachovia Bank, National Association	$140,527,122.20	40.0%
Total	$351,317,805.50	100%
APPENDIX A-1-1

APPENDIX A-2
TO CREDIT AND GUARANTY AGREEMENT
Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$25,000,000.00	50.0%
Wachovia Bank, National Association	$25,000,000.00	50.0%
Total	$50,000,000.00	100%
APPENDIX A-2-1

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
AMERIGROUP CORPORATION
4425 Corporation Lane
Virginia Beach, Virginia 23462
Attention: James W. Truess
Facsimile: (757) 473-2738
PHP HOLDINGS, INC.
4425 Corporation Lane
Virginia Beach, Virginia 23462
Attention: James W. Truess
Facsimile: (757) 473-2738
in each case, with a copy to:
4425 Corporation Lane
Virginia Beach, Virginia 23462
Attention: Stanley F. Baldwin
Facsimile: (757) 557-6743
APPENDIX B-1

GOLDMAN SACHS CREDIT PARTNERS L.P.,
As Lender:
Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Pedro Ramirez
Telecopier: (212) 357-4597
Email and for delivery of final financial statements for posting: gsd.link@gs.com with a copy to:
Goldman Sachs Credit Partners L.P.
1 New York Plaza
New York, New York 10004
Attention: Adam Heilman and Anna Ostrovsky
Telecopier: (212) 902-3000
APPENDIX B-2

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Swingline Lender:
Wachovia Bank, National Association
201 S. College Street
Charlotte, NC 28288-0680
Attn: Agency Services — Shawna Best
Telephone: 704-715-4571
Fax: 704-383-0288
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Lender and Collateral Agent:
Charnette W. Simmons
Senior Vice President
Risk Management Group
Wachovia Bank, National Association
MC — VA 5263
101 W. Main Street
Norfolk, VA 23510
Telephone: (757) 640-5615
Fax: (757) 640- 5638
with a copy to:
Dhiren Desai
Wachovia Bank, National Association
One Wachovia Center, 15th floor
301 South College Street
Charlotte, NC 28288
Telephone: 704-383-1024
Fax: 704-383-6647
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Issuing Bank:
Wachovia Bank, National Association
401 Linden Street
Winston-Salem, NC 27101
Attn: Standby Letter of Credit Dept
Fax no. 336-735-0950
Customer care for queries – 800-776-3862
with a copy to:
Charnette W. Simmons
APPENDIX B-3

Senior Vice President
Risk Management Group
Wachovia Bank, National Association
MC — VA 5263
101 W. Main Street
Norfolk, VA 23510
Telephone: (757) 640-5615
Fax: (757) 640- 5638
APPENDIX B-4